                                                                    EXHIBIT 2.1












                          AGREEMENT AND PLAN OF MERGER



                                    BETWEEN



                          MOTIVEPOWER INDUSTRIES, INC.



                                      AND



                         WESTINGHOUSE AIR BRAKE COMPANY



                            DATED AS OF JUNE 2, 1999


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                               TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

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                                                                         PAGE
                                                                         -----
                                   ARTICLE I

                                   THE MERGER

Section 1.1.  The Merger...................................................2
Section 1.2.  Effective Time...............................................2
Section 1.3.  Effects of the Merger........................................2
Section 1.4.  Charter and By-Laws; Board of Directors;
                 Management Succession.....................................2
Section 1.5.  Conversion of Securities.....................................3
Section 1.6.  MotivePower to Make Certificates Available...................4
Section 1.7.  Dividends; Transfer Taxes; Withholding.......................5
Section 1.8.  No Fractional Securities.....................................6
Section 1.9.  Return of Exchange Fund......................................6
Section 1.10. No Further Ownership Rights in WABCO Common
                 Stock.....................................................6
Section 1.11. Closing of WABCO Transfer Books..............................7
Section 1.12. Lost Certificates............................................7
Section 1.13. Further Assurances...........................................7
Section 1.14. Closing......................................................7

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF WABCO

Section 2.1.  Corporate Organization.......................................8
Section 2.2.  Capitalization...............................................9
Section 2.3.  Authority; No Violation.....................................10
Section 2.4.  Consents and Approvals......................................11
Section 2.5.  SEC Documents and Other Reports.............................12
Section 2.6.  Registration Statement and Joint Proxy
                 Statement................................................12
Section 2.7.  Absence of Certain Changes or Events........................13
Section 2.8.  Permits and Compliance......................................14
Section 2.9.  Tax Matters.................................................14
Section 2.10. Actions and Proceedings.....................................15
Section 2.11. Certain Agreements..........................................16
Section 2.12. ERISA.......................................................16
Section 2.13. Labor Matters...............................................19
Section 2.14. Intellectual Property; Year 2000 Compliance.................19
Section 2.15. Environmental and Safety Matters............................20
Section 2.16. Insurance...................................................21
Section 2.17. Parachute Payments to Disqualified
                 Individuals..............................................21
Section 2.18. Required Vote of WABCO Stockholders.........................22
Section 2.19. State Takeover Laws.........................................22
Section 2.20. Pooling of Interests; Reorganization........................22
Section 2.21. Opinion of Financial Advisor................................22
Section 2.22. Broker's Fees...............................................22
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

                                                                          PAGE
                                                                          ----

Section 2.23. Unlawful Payments and Contributions..........................23
Section 2.24. Real Property................................................23
Section 2.25. Material Contracts...........................................24
Section 2.26. Warranties...................................................24
Section 2.26. Pooling Letter...............................................25

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF MOTIVEPOWER

Section 3.1.  Corporate Organization.......................................25
Section 3.2.  Capitalization...............................................26
Section 3.3.  Authority; No Violation......................................27
Section 3.4.  Consents and Approvals.......................................28
Section 3.5.  SEC Documents and Other Reports..............................29
Section 3.6.  Registration Statement and Joint Proxy
                 Statement.................................................29
Section 3.7.  Absence of Certain Changes or Events.........................30
Section 3.8.  Permits and Compliance.......................................31
Section 3.9.  Tax Matters..................................................31
Section 3.10. Actions and Proceedings......................................32
Section 3.11. Certain Agreements...........................................32
Section 3.12. ERISA........................................................33
Section 3.13. Labor Matters................................................35
Section 3.14. Intellectual Property; Year 2000 Compliance..................35
Section 3.15. Environmental and Safety Matters.............................36
Section 3.16. Insurance....................................................37
Section 3.17. Parachute Payments to Disqualified
                 Individuals...............................................37
Section 3.18. Required Vote of MotivePower Stockholders....................38
Section 3.19. State Takeover Laws: Certain Charter
                 Provisions................................................38
Section 3.20. Pooling of Interests; Reorganization.........................38
Section 3.21. Opinion of Financial Advisor.................................38
Section 3.22. Broker's Fees................................................39
Section 3.23. Rights Agreement; Other Matters..............................39
Section 3.24. Unlawful Payments and Contributions..........................39
Section 3.25. Real Property................................................39
Section 3.26. Material Contracts...........................................40
Section 3.27. Warranties...................................................41
Section 3.28. Pooling Letter...............................................41

                                   ARTICLE IV

                              CONDUCT OF BUSINESS

Section 4.1.  Conduct of WABCO.............................................42
Section 4.2.  Conduct of MotivePower.......................................45


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

                                                                           PAGE
                                                                           ----
                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

Section 5.1.  No Solicitation...............................................48
Section 5.2.  Joint Proxy Statement; Registration Statement.................50
Section 5.3.  Shareholders Meetings.........................................51
Section 5.4.  Access to Information.........................................52
Section 5.5.  Notices of Certain Events.....................................52
Section 5.6.  Appropriate Action; Consents; Filings.........................53
Section 5.7.  Public Disclosure.............................................56
Section 5.8.  Reorganization................................................56
Section 5.9.  Comfort Letters...............................................56
Section 5.10. Compliance with the Securities Act and
                 Pooling of Interests Restrictions..........................57
Section 5.11. Listing or Quotation of Stock.................................58
Section 5.12. Indemnification of Directors and Officers.....................58
Section 5.13. WABCO Stock Options...........................................59
Section 5.14. WABCO Employee Stock Purchase Plan............................60
Section 5.15. Benefit Plans to be Honored...................................60
Section 5.16. State Takeover Laws...........................................60
Section 5.17. Transfer Taxes................................................61

                                   ARTICLE VI

                              CONDITIONS TO MERGER

Section 6.1.  Conditions to Each Party's Obligations........................61
Section 6.2.  Additional Conditions to Obligations of
                 MotivePower................................................61
Section 6.3.  Additional Conditions to Obligations of WABCO.................63

                                  ARTICLE VII

                                  TERMINATION

Section 7.1.  Termination...................................................65
Section 7.2.  Effect of Termination.........................................67
Section 7.3.  Fees and Expenses.............................................67
Section 7.4.  Amendment.....................................................69
Section 7.5.  Extension; Waiver.............................................69

                                  ARTICLE VIII

                                 MISCELLANEOUS

Section 8.1.  Nonsurvival of Representations, Warranties
                 and Agreements.............................................69
Section 8.2.  Notices.......................................................69
Section 8.3.  Interpretation................................................71
Section 8.4.  Counterparts..................................................71
Section 8.5.  Entire Agreement; No Third Party Beneficiaries................71
Section 8.6.  Governing Law.................................................71
Section 8.7.  Assignment....................................................71
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                                     -iii-


                             TABLE OF DEFINED TERMS

 Term                                                 Section
 ----------------------------------                   --------
 Affected Employees                                   5.15(b)
 Agreement                                            Preamble
 AIP                                                  5.10(c)
 Antitrust Laws                                       5.6(b)
 Articles of Merger                                   1.2
 Business Unit                                        5.6(b)
 Certificate of Merger                                1.2
 Certificates                                         1.6(b)
 Closing                                              1.14
 Code                                                 Recitals
 Computer Systems                                     2.14(b)
 Confidentiality Agreement                            5.4
 Constituent Corporations                             Preamble
 DGCL                                                 1.1
 Draft Letter                                         3.28
 Effective Time                                       1.2
 End Date                                             7.1(b)
 Environmental Laws                                   2.15(a)
 ERISA                                                2.12(a)
 ERISA Affiliate                                      2.12(d)(iii)
 ESPP                                                 2.2(a)
 Exchange Act                                         2.5
 Exchange Agent                                       1.6(a)
 Exchange Fund                                        1.6(a)
 Exchange Ratio                                       1.5(b)
 GAAP                                                 2.5
 Governmental Entity                                  2.4
 Harvard                                              5.11(c)
 HSR Act                                              2.4
 Indemnified Parties                                  5.12(a)
 Intellectual Property Rights                         2.14(a)
 IRS                                                  2.9
 Joint Proxy Statement                                2.4
 Knowledge of MotivePower                             3.8
 Knowledge of WABCO                                   2.8
 Liens                                                2.2(b)
 Material Adverse Effect                              2.1(a)
 Material Agreement                                   2.3(b)
 MotivePower                                          Preamble
 MotivePower Articles of Incorporation                3.1(a)
 MotivePower Common Stock                             Recitals
 MotivePower Director Option Plan                     3.2(a)
 MotivePower Disclosure Letter                        Article III
 MotivePower Ex-U.S. Pension Plan                     3.12(e)
 MotivePower Fees and Expenses                        7.3(b)
 MotivePower Leased Property                          3.25(b)
 MotivePower Leases                                   3.25(b)
 MotivePower Material Contracts                       3.26
 MotivePower Multiemployer Plan                       3.12(d)(ii)
 MotivePower Option Agreement                         Recitals
 MotivePower Option Plan                              3.2(a)
 MotivePower Owned Real Property                      3.25(a)
 MotivePower Permits                                  3.8

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


 MotivePower Plan                                     3.12(d)(i)
 MotivePower Preferred Stock                          3.2(a)
 MotivePower Real Property                            3.25(b)
 MotivePower Rights                                   3.2(a)
 MotivePower Rights Agreement                         3.2(a)
 MotivePower Shareholders Meeting                     5.3
 MotivePower SEC Documents                            3.5
 MotivePower Series C Preferred Stock                 3.2(a)
 MotivePower Stock Plans                              3.2(a)
 MotivePower Tax Certificate                          5.8
 Merger                                               Recitals
 NYSE                                                 1.8
 1995 Director Option Plan                            2.2(a)
 1995 Option Plan                                     2.2(a)
 PBCL                                                 1.1
 Permits                                              2.8
 Person                                               4.1(c)
 Registration Rights Agreement                        5.11(c)
 Registration Statement                               2.4
 SEC                                                  2.4
 Securities Act                                       2.1(a)
 Shareholders Meetings                                5.3
 Significant Proposal                                 5.1(a)
 State and Foreign Approvals                          2.4
 Subsidiary                                           2.1(a)
 Substitute Option                                    5.13
 Superior Proposal                                    5.1(a)
 Surviving Corporation                                1.1
 Takeover Proposal                                    5.1(a)
 Tax Return                                           2.9
 Taxes                                                2.9
 Vestar                                               5.10(c)
 Voting Trust                                         5.10(c)
 wholly-owned Subsidiary                              2.1(a)
 WABCO                                                Preamble
 WABCO Certificate of Incorporation                   2.1(a)
 WABCO Common Stock                                   Recitals
 WABCO Disclosure Letter                              Article II
 WABCO Employee Stock Ownership Trust                 3.23
 WABCO Ex-U.S. Pension Plan                           2.12(e)
 WABCO Leased Property                                2.24(b)
 WABCO Leases                                         2.24(b)
 WABCO Material Contracts                             2.25
 WABCO Multiemployer Plan                             2.12(d)(ii)
 WABCO Option Agreement                               Recitals
 WABCO Owned Property                                 2.24(a)
 WABCO Permits                                        2.8
 WABCO Plan                                           2.12(d)(i)
 WABCO Preferred Stock                                2.2(a)
 WABCO Real Property                                  2.24(b)
 WABCO SEC Documents                                  2.5
 WABCO Stock Options                                  2.2(a)
 WABCO Stock Plans                                    2.2(a)
 WABCO Stockholders Meeting                           5.3
 WABCO Tax Certificate                                5.8
 Worker Safety Laws                                   2.15(a)
 Year 2000 Compliant                                  2.14(b)

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


                          AGREEMENT AND PLAN OF MERGER



         AGREEMENT AND PLAN OF MERGER, dated as of June 2, 1999 (this "Agreement"), between MotivePower Industries, Inc., a Pennsylvania corporation ("MotivePower"), and Westinghouse Air Brake Company, a Delaware corporation ("WABCO") (MotivePower and WABCO being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:


         WHEREAS, the respective Boards of Directors of MotivePower and WABCO have approved and declared advisable the merger of WABCO with and into MotivePower (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $.01 per share, of WABCO ("WABCO Common Stock") not owned directly or indirectly by MotivePower or WABCO will be converted into shares of Common Stock, par value $.01 per share, of MotivePower ("MotivePower Common Stock");

         WHEREAS, the respective Boards of Directors of MotivePower and WABCO have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

         WHEREAS, as a condition and inducement to WABCO entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, WABCO and MotivePower are entering into the MotivePower Stock Option Agreement (the "MotivePower Option Agreement") pursuant to which MotivePower has granted WABCO an option, exercisable under the circumstances specified therein, to purchase shares of MotivePower Common Stock;

         WHEREAS, as a condition and inducement to MotivePower entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, WABCO and MotivePower are entering into the WABCO Stock Option Agreement (the "WABCO Option Agreement") pursuant to which WABCO has granted MotivePower an option, exercisable under the circumstances specified therein, to purchase shares of WABCO Common Stock;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

         NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Pennsylvania Business Corporation Law (the "PBCL") and the Delaware General Corporation Law (the "DGCL"), WABCO shall be merged with and into MotivePower at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of WABCO shall cease and MotivePower shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of WABCO in accordance with the PBCL and the DGCL.

         Section 1.2. Effective Time. As soon as practicable following the Closing (as defined in Section 1.14), MotivePower and WABCO will cause Articles of Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the PBCL, to be filed with the Department of State of the Commonwealth Pennsylvania and a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of Delaware. The Merger shall become effective on the date and at the time when the last of the following actions shall have been completed: (i) the Articles of Merger have been duly filed with the Department of State of the Commonwealth of Pennsylvania and (ii) the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "Effective Time").

         Section 1.3. Effects of the Merger. The Merger shall have the effects set forth in Section 1929 of the PBCL and Section 259 of the DGCL.

         Section 1.4. Charter and By-Laws; Board of Directors; Management Succession. (a) At the Effective Time, the Articles of Incorporation of MotivePower, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit 1.4(a) and such Articles of Incorporation, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. Immediately prior to the Effective Time, the Board of Directors of MotivePower shall amend and restate the By-

Laws of MotivePower as set forth in Exhibit 1.4(a). At the Effective Time, the By-Laws of MotivePower, as amended and restated immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Articles of Incorporation.

         (b) From and after the Effective Time, until duly changed in compliance with applicable law and the Articles of Incorporation and By-Laws of the Surviving Corporation, the Board of Directors of the Surviving Corporation shall consist of the persons listed on Exhibit 1.4(b). At the Effective Time, the persons set forth on Exhibit 1.4(b) shall be the initial members of the committees of the Board of Directors of the Surviving Corporation.

         (c) At the Effective Time, Mr. John C. Pope shall be Chairman of the Board of Directors of the Surviving Corporation and Mr. William E. Kassling shall be the Chief Executive Officer of the Surviving Corporation. The other officers of the Surviving Corporation shall include those persons listed on
Exhibit 1.4(c) who shall hold the office set forth opposite their respective name.

         Section 1.5. Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of MotivePower, WABCO or the holders of any securities of the Constituent Corporations:

         (a) All shares of WABCO Common Stock that are held in the treasury of WABCO or by any wholly-owned Subsidiary of WABCO and any shares of WABCO Common Stock owned by MotivePower or by any wholly-owned Subsidiary of MotivePower shall be cancelled and no capital stock of MotivePower or other consideration shall be delivered in exchange therefor.

         (b) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of WABCO Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(a)) shall be converted into 1.30 (such number being the "Exchange Ratio") validly issued, fully paid and nonassessable shares of MotivePower Common Stock. All such shares of WABCO Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of MotivePower Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

         (c) All WABCO Stock Options (as defined in Section 2.2(a)) outstanding at the Effective Time shall become options to purchase MotivePower Common Stock pursuant to Section 5.13.

         Section 1.6. MotivePower to Make Certificates Available. (a) Exchange of Certificates. MotivePower shall authorize ChaseMellon Shareholder Services, L.L.C. (or such other person or persons as shall be reasonably acceptable to MotivePower and WABCO) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, MotivePower shall deposit with the Exchange Agent, in trust for the holders of shares of WABCO Common Stock converted in the Merger, certificates representing the shares of MotivePower Common Stock issuable pursuant to Section 1.5(b) in exchange for outstanding shares of WABCO Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of MotivePower Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall deliver the MotivePower Common Stock contemplated to be issued pursuant to Section 1.5(b) out of the Exchange Fund.

         (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of WABCO Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of MotivePower Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of all Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of MotivePower Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be cancelled.


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         Section 1.7. Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on MotivePower Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing MotivePower Common Stock until such person surrenders the related Certificate or Certificates, as provided in
Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such MotivePower Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of MotivePower Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of MotivePower Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of MotivePower Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of MotivePower Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of MotivePower Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. MotivePower or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as MotivePower or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by MotivePower or the Exchange Agent and paid to the appropriate authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by MotivePower or the Exchange Agent.

         Section 1.8. No Fractional Securities. No certificates or scrip representing fractional shares of MotivePower Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no MotivePower dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of MotivePower. In lieu of any such fractional share, each holder of WABCO Common Stock who would otherwise have been entitled to a fraction of a share of MotivePower Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange (the "NYSE") of MotivePower Common Stock (as reported in the NYSE Composite Transactions) on the date of the Effective Time (or, if the shares of MotivePower Common Stock do not trade on the NYSE on such date, the first date of trading of shares of MotivePower Common Stock on the NYSE after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify MotivePower, and MotivePower shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

         Section 1.9. Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of WABCO for six months after the Effective Time shall be delivered to MotivePower, upon demand of MotivePower, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to MotivePower for payment of their claim for MotivePower Common Stock, any cash in lieu of fractional shares of MotivePower Common Stock and any dividends or distributions with respect to MotivePower Common Stock. MotivePower shall not be liable to any former holder of WABCO Common Stock for any such shares of MotivePower Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 1.10. No Further Ownership Rights in WABCO Common Stock. All shares of MotivePower Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of WABCO Common Stock represented by such Certificates.

         Section 1.11. Closing of WABCO Transfer Books. At the Effective Time, the stock transfer books of WABCO shall be closed and no transfer of shares of WABCO Common Stock shall thereafter be made on the records of WABCO. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or MotivePower, such Certificates shall be cancelled and exchanged as provided in this Article I.

         Section 1.12. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by MotivePower or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as MotivePower or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of MotivePower Common Stock, any cash in lieu of fractional shares of MotivePower Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

         Section 1.13. Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

         Section 1.14. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Doepken Keevican & Weiss, 58th Floor, USX Tower, 600 Grant Street, Pittsburgh, Pennsylvania, at

10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as MotivePower and WABCO shall agree.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF WABCO

         Except as disclosed in the letter delivered to MotivePower concurrently herewith and designated therein as the WABCO Disclosure Letter (the "WABCO Disclosure Letter"), in each case with specific reference to the Section to which exception is taken, WABCO hereby represents and warrants to MotivePower as follows:

         Section 2.1. Corporate Organization. (a) WABCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WABCO has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on WABCO. As used in this Agreement, the term "Material Adverse Effect" means, with respect to MotivePower or WABCO, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which MotivePower or WABCO, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity, (ii) is a general partner, trustee or other entity or person performing similar functions or (iii) has control (as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act")). For all purposes of this Agreement, a "wholly-owned Subsidiary" shall be deemed to include those entities which, for regulatory or other local law purposes, have issued nominal ownership interests to persons other than WABCO or MotivePower or their respective Subsidiaries.

True and complete copies of the Restated Certificate of Incorporation (the "WABCO Certificate of Incorporation") and Amended and Restated By-Laws of WABCO, as in effect as of the date of this Agreement, have previously been made available by WABCO to MotivePower.

         (b) Each WABCO Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on WABCO and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

         (c) The minute books of WABCO accurately reflect in all material respects all material corporate actions held or taken since January 1, 1997 of its stockholders and Board of Directors (including committees of the Board of Directors of WABCO).

         Section 2.2. Capitalization. (a) The authorized capital stock of WABCO consists of (i) 100,000,000 shares of WABCO Common Stock, of which, as of May 27, 1999, 33,966,897 shares were issued and outstanding and 13,459,703 shares were held in treasury, and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share, of WABCO (the "WABCO Preferred Stock"), none of which, as of the date hereof, were designated, issued and outstanding. All of the issued and outstanding shares of WABCO Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of options issued pursuant to the WABCO 1995 Stock Incentive Plan, as amended (the "1995 Option Plan"), or the 1995 Non-Employee Directors' Fee and Stock Option Plan (the "1995 Director Option Plan" and, together with the 1995 Option Plan, the "WABCO Stock Plans"), WABCO does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of WABCO Common Stock or any other equity securities of WABCO or any securities representing the right to purchase or otherwise receive any shares of WABCO Common Stock or WABCO Preferred Stock. As of the date of this Agreement, no shares of WABCO Common Stock or WABCO Preferred Stock are reserved for issuance, except for 4,800,000 shares of WABCO Common Stock reserved for issuance upon exercise of stock options granted pursuant to the WABCO Stock Plans (the "WABCO Stock Options") and 500,000 shares of WABCO Common Stock reserved for issuance in connection with the WABCO 1998 Employee Stock

Purchase Plan (the "ESPP"). Since December 31, 1998, WABCO has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the ESPP and the exercise of WABCO Stock Options granted prior to such date. WABCO has previously provided MotivePower with a list of the option holders, the date of each option to purchase WABCO Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under an applicable WABCO Stock Plan. In no event will the aggregate number of shares of WABCO Common Stock outstanding at the Effective Time exceed the number specified in Section 2.2(a) of the WABCO Disclosure Letter.

         (b) WABCO owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the WABCO Subsidiaries as set forth in Section 2.2(b) of the WABCO Disclosure Letter, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens") other than as set forth in Section 2.2(b) of the WABCO Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No WABCO Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

         Section 2.3. Authority; No Violation. (a) WABCO has full corporate power and authority to execute and deliver this Agreement and the WABCO Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the WABCO Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and declared advisable by the Board of Directors of WABCO. The Board of Directors of WABCO has directed that this Agreement and the transactions contemplated hereby be submitted to WABCO's stockholders for adoption at the WABCO Stockholders Meeting (as defined in Section 5.3) and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of WABCO Common Stock, no other corporate proceedings on the part of WABCO are necessary to approve and adopt this Agreement and the WABCO Option Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the WABCO Option Agreement has been duly and validly executed and delivered by WABCO and (assuming due authorization, execution and delivery by MotivePower of this Agreement and the WABCO Option Agreement) constitutes a valid and binding obligation of WABCO, enforceable against WABCO in accordance with its terms.

         (b) Neither the execution and delivery of this Agreement or the WABCO Option Agreement by WABCO nor the consummation by WABCO of the transactions contemplated hereby or thereby, nor compliance by WABCO with any of the terms or provisions hereof or thereof, will (i) violate any provision of the WABCO Certificate of Incorporation or the WABCO By-Laws or (ii) assuming that the consents and approvals referred to in Section 2.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WABCO or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of WABCO or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement, instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any license, lease or any other agreement or instrument ("Material Agreement") to which WABCO or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on WABCO.

         Section 2.4. Consents and Approvals. Except (i) in connection, or in compliance, with the provisions of the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) for the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the "State and Foreign Approvals"),
(iii) for the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of MotivePower's shareholders and WABCO's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "Registration Statement") in which the Joint Proxy Statement will be included as a prospectus, (iv) for the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the filing of the Certificate of Merger with the Secretary of State of Delaware, (v) for such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or the NYSE in connection with the issuance or listing of the shares of

MotivePower Common Stock pursuant to this Agreement, (vi) for the approval of this Agreement by the requisite vote of the shareholders of MotivePower and stockholders of WABCO and (vii) those consents listed in Section 2.4 of the WABCO Disclosure Letter, no material consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by WABCO of this Agreement and the WABCO Option Agreement and (B) the consummation by WABCO of the Merger and the other transactions contemplated by this Agreement and the WABCO Option Agreement.

         Section 2.5. SEC Documents and Other Reports. WABCO has filed all required documents with the SEC since January 1, 1997 (the "WABCO SEC Documents"). As of their respective dates, the WABCO SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), as the case may be, and, at the respective times they were filed, none of the WABCO SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of WABCO included in the WABCO SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of WABCO and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the WABCO SEC Documents or as required by GAAP, WABCO has not, since December 31, 1998, made any change in the accounting practices or policies applied in the preparation of its financial statements.

         Section 2.6. Registration Statement and Joint Proxy Statement. None of the information to be supplied by WABCO for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the respective times of the Shareholders Meetings (as defined in Section 5.3), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to WABCO, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of WABCO. The Registration Statement will comply (with respect to WABCO) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to WABCO) as to form in all material respects with the provisions of the Exchange Act.

         Section 2.7. Absence of Certain Changes or Events. Except as disclosed in the WABCO SEC Documents filed prior to the date of this Agreement, since December 31, 1998, (A) WABCO and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would have a Material Adverse Effect on WABCO, (B) WABCO and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would have a Material Adverse Effect on WABCO, (C) there has been no change in the capital stock of WABCO and no dividend or distribution of any kind declared, paid or made by WABCO on any class of its stock, except for the regular quarterly dividend of not more than $.01 per share of WABCO Common Stock, (D) there has not been (y) any granting by WABCO or any of its Subsidiaries to any executive officer or material modification of any severance or termination benefits or (z) any entry by WABCO or any of its Subsidiaries into or material modification of any employment, severance or termination agreement with any such executive officer, (E) WABCO and its Subsidiaries have not prepared or filed any Tax Return (as defined in Section 2.9) inconsistent in any material respect with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, and (F) there has been no other event causing a Material Adverse Effect on WABCO, nor any development that would, individually or in the aggregate, have a Material Adverse Effect on WABCO. Set forth in Section 2.7 of WABCO Disclosure Letter is a description of any material changes, between December 31, 1998 and the date of this Agreement (excluding any intervening fluctuations between such dates), to the amount and terms of the indebtedness of WABCO and its Subsidiaries as described in WABCO's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the SEC (other than any changes in, or the incurrence of, indebtedness of WABCO or any of its Subsidiaries with a principal amount not in excess of $1,000,000).

         Section 2.8. Permits and Compliance. Each of WABCO and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, "Permits") necessary for WABCO or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "WABCO Permits"), except where the failure to have any of the WABCO Permits would not, individually or in the aggregate, have a Material Adverse Effect on WABCO, and, as of the date of this Agreement, no suspension or cancellation of any of the WABCO Permits is pending or, to the Knowledge of WABCO, threatened, except where the suspension or cancellation of any of the WABCO Permits, individually or in the aggregate, would not have a Material Adverse Effect on WABCO. Neither WABCO nor any of its Subsidiaries is in violation of (i) its charter, by-laws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or
(iii) any order, decree or judgment of any Governmental Entity having jurisdiction over WABCO or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on WABCO. "Knowledge of WABCO" means the actual knowledge, after reasonable investigation, of the individuals identified in Section 2.8 of the WABCO Disclosure Letter.

         Section 2.9. Tax Matters. Except as otherwise set forth in Section 2.9 of the WABCO Disclosure Letter, (i) WABCO and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete, individually or in the aggregate, would not have a Material Adverse Effect on WABCO; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested, (iii) WABCO and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, would not have a Material Adverse Effect on WABCO; (iv) neither WABCO nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes which waiver is currently in effect; (v) any Tax Returns referred to in clause (i) relating to federal and state income Taxes have been examined by the Internal Revenue Service (the "IRS") or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. To the Knowledge of WABCO, the representations set forth in the WABCO Tax Certificate (as defined in Section 5.8), if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct. WABCO has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period (relative to the Effective Time) specified in Code Section 897(c)(1)(A)(ii). For purposes of this Agreement: (i) "Taxes" means (A) any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and
(B) any liability for the payment of amounts with respect to payments of a type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

         Section 2.10. Actions and Proceedings. Except as set forth in the WABCO SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving WABCO or any of its Subsidiaries, or against or involving any of the directors, officers or employees of WABCO or any of its Subsidiaries, as such, any of its or their properties, assets or business or any WABCO Plan that, individually or in the aggregate, would have a Material Adverse Effect on WABCO. Except as set forth in Section 2.10 of the WABCO Disclosure Letter, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of WABCO, threatened against or involving WABCO or any of its Subsidiaries or any of its or their directors, officers or employees as such, or any of its or their properties, assets or business or any WABCO Plan that, individually or in the aggregate, would have a Material Adverse Effect on WABCO. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of WABCO, threatened against or affecting WABCO or any of its Subsidiaries or any of its or their officers, directors or employees, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement or the WABCO Option Agreement.

         Section 2.11. Certain Agreements. Except as set forth in Section 2.11 of WABCO Disclosure Letter, neither WABCO nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, retention agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated, or which will become payable or which at the participant's or holder's option may become payable, due to or by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will, or may at the option of the holder or participant, be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of WABCO Common Stock, or shares of WABCO Common Stock granted in connection with the performance of services for WABCO or its Subsidiaries, is or will be entitled to receive cash from WABCO or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the WABCO Option Agreement.

         Section 2.12. ERISA. (a) Section 2.12(a)(X) of WABCO Disclosure Letter contains a list of each WABCO Plan. With respect to each WABCO Plan, WABCO has made available to MotivePower a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such WABCO Plan and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to such WABCO Plan, (iv) the most recent summary plan description for each WABCO Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a WABCO Plan subject to Title IV of the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder ("ERISA"), (vi) the most recent determination letter, if any, issued by the IRS with respect to any WABCO Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Each WABCO Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, except any failure to comply as would not have, individually or in the aggregate, a Material Adverse Effect on WABCO. Except as set forth in Section 2.12(a)(Y) of the WABCO Disclosure Letter, (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the past three years with respect to any WABCO Plan which could result in liability to WABCO, (ii) neither WABCO nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any WABCO Multiemployer Plan (as hereinafter defined) at any time or instituted, or is currently considering taking, any action to do so, and (iii) no action has been taken, or is currently being considered, to terminate any WABCO Plan subject to Title IV of ERISA.

         (b) There has been no failure to make any contribution or pay any amount due to any WABCO Plan as required by Section 412 of the Code, Section 302 of ERISA, or the terms of any such Plan, and no WABCO Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

         (c) With respect to WABCO Plans, no event has occurred and, to the Knowledge of WABCO, there exists no condition or set of circumstances in connection with which WABCO or any of its ERISA Affiliates would be subject to any liability under the terms of such WABCO Plans, ERISA, the Code or any other applicable law which has had, or would have, individually or in the aggregate, a Material Adverse Effect on WABCO. Except as listed on Section 2.12(c) of the WABCO Disclosure Letter, all WABCO Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis and, except as listed on Section 2.12(c) of the WABCO Disclosure Letter, to the Knowledge of WABCO there is no reason why any WABCO Plan is not so qualified in operation. Neither WABCO nor any of its ERISA Affiliates has been notified by any WABCO Multiemployer Plan that such WABCO Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such WABCO Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. To the Knowledge of WABCO, neither the termination of any WABCO Multiemployer Plan nor the complete or partial withdrawal by WABCO or any of its ERISA Affiliates from any WABCO Multiemployer Plan would result in any liability of WABCO or any of its ERISA Affiliates that would have, individually or in the aggregate, a Material Adverse Effect on WABCO. Except as set forth in
Section 2.12(c) of the WABCO Disclosure Letter, neither WABCO nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by (i) Part 6 of Title 1 of ERISA or (ii) the laws of a jurisdiction outside the United States.

         (d) As used in this Agreement, (i) "WABCO Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a WABCO Multiemployer Plan (as hereinafter defined))), a "welfare plan" (as defined in Section 3(1) of ERISA), or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established or maintained or contributed to by WABCO or any of its ERISA Affiliates or as to which WABCO or any of its ERISA Affiliates or otherwise may have any liability, whether or not covered by ERISA (other than a WABCO Ex-U.S. Pension Plan (as hereinafter defined)), (ii) "WABCO Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which WABCO or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA Affiliate" means any corporation or trade or business (whether or not incorporated) which is under common control, or otherwise would be considered a single employer with such person pursuant to
Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

         (e) Section 2.12(e) of the WABCO Disclosure Letter contains a list of each WABCO Ex-U.S. Pension Plan (as hereinafter defined) and WABCO has provided to MotivePower a copy of any written plan document. Except as would not have, individually or in the aggregate, a Material Adverse Effect on WABCO, each such plan has been maintained in compliance with all applicable laws, orders and regulations, and the fair market value of the assets of each such plan which is intended to be a funded WABCO Ex-U.S. Pension Plan or arrangement equals or exceeds the value of the accrued benefits. As used in this Agreement, the term "WABCO Ex-U.S. Pension Plan" shall mean any arrangement (other than a WABCO
Plan) providing retirement pension benefits that is established or maintained by WABCO or any Subsidiary for the benefit of employees who are or were employed outside the United States.

         (f) Section 2.12(f) of the WABCO Disclosure Letter contains a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers of WABCO and each ERISA Affiliate, (ii) severance programs and policies of WABCO with or relating to its employees and (iii) plans, programs, agreements and other arrangements of WABCO with or relating to its employees which contain change of control or similar provisions, in each case involving a severance or employment agreement or arrangement with an individual officer or employee, only to the extent such agreement or arrangement provides for minimum annual payments in excess of $100,000. WABCO has provided to MotivePower a true and complete copy of each of the foregoing.

         Section 2.13. Labor Matters. Except as disclosed in Section 2.13 of the WABCO Disclosure Letter, neither WABCO nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by WABCO or any of its Subsidiaries as an exclusive bargaining representative for employees of WABCO or any of its Subsidiaries. Neither WABCO nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of WABCO, threatened, nor has there been for the past three years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on WABCO.

         Section 2.14. Intellectual Property; Year 2000 Compliance. (a) WABCO and its Subsidiaries own or have a valid, enforceable right to use free from any encumbrances, other than those that would not have a Material Adverse Effect on WABCO, all patents, patent rights, trademarks, trade names, service marks, trade secrets, copyrights, inventions, know-how, processes, procedures, customer and supplier lists, computer data, documentation and software, domain names, applications for registration of any of the foregoing and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") as are necessary in connection with the business of WABCO and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights, individually or in the aggregate, would not have a Material Adverse Effect on WABCO. Except as set forth in Section 2.14 of the WABCO Disclosure Letter, neither WABCO nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on WABCO. Neither WABCO nor its Subsidiaries are aware of any infringement or misappropriation by any person with respect to the Intellectual Property Rights owned or used by WABCO or its Subsidiaries other than any such infringement or misappropriation that would not have a Material Adverse Effect on WABCO. All Intellectual Property Rights owned or used by WABCO or its Subsidiaries as of the date hereof will be owned or available for use by WABCO and its Subsidiaries on terms and conditions immediately following the Effective Date that are not materially different from those existing prior to the Effective Date.

         (b) WABCO and each of its Subsidiaries have conducted a commercially reasonable inventory and assessment of the hardware, software and embedded microcontrollers in non-computer equipment (the "Computer Systems") used by WABCO and its Subsidiaries in its business, in order to determine which parts of the Computer System are not yet Year 2000 Compliant (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Based on the above inventory and assessment, the estimated cost of rendering the Computer Systems Year 2000 Compliant is $10 million, a portion of which has already been expended and the rest of which has been included in the current budget adopted by WABCO. For purposes of this Agreement, "Year 2000 Compliant" means that all of the Computer Systems will correctly recognize, manipulate and process (including calculating, comparing and sequencing) date information relating to dates before, on or after January 1, 2000 including leap year calculations, and that the operation and functionality of such Computer Systems will not be materially adversely affected by the advent of the year 2000 or any manipulation of data featuring date information relating to dates before, on or after January 1, 2000.

         Section 2.15. Environmental and Safety Matters. (a) Except as set forth in Section 2.15 of the WABCO Disclosure Letter, the properties, assets and operations of WABCO and its predecessors and Subsidiaries have complied and are in compliance with all applicable federal, state, local, regional and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and relating to the protection, regulation and clean-up of the indoor and outdoor environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants including, without limitation, asbestos, petroleum, radon and polychlorinated biphenyls (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on WABCO. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of WABCO or any of its predecessors or Subsidiaries that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigatory, corrective or remedial obligations under applicable Worker Safety Laws and Environmental Laws, other than any such interference, prevention, liability or obligation that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on WABCO.

         (b) WABCO and its predecessors and Subsidiaries have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws and Worker Safety Laws, other than any such activity that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on WABCO. WABCO and its Subsidiaries have not reported to any Governmental Entity, or been notified by any Governmental Entity of the existence of, any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on WABCO.

         (c) With respect to WABCO, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws, other than any such obligations that, individually or in the aggregate, would not have a Material Adverse Effect on WABCO.

         (d) This Section sets forth the sole representations and warranties of WABCO with respect to environmental, health or safety matters, including without limitation all matters arising under Environmental Laws and Worker Safety Laws.

         Section 2.16. Insurance. WABCO and its Subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies of comparable size and with similar operations.

         Section 2.17. Parachute Payments to Disqualified Individuals. Except as set forth in Section 2.17 of the WABCO Disclosure Letter, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" (as those terms are defined in Section 280G of the

Code and the Treasury Regulations thereunder) with respect to WABCO or any of its Subsidiaries, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future. The approximate aggregate amount of "parachute payments" related to the matters set forth in such Section 2.17 of the WABCO Disclosure Letter, assuming the Closing occurs on September 1, 1999 and termination of all listed individuals without cause on such date is set forth in such Section 2.17 of the WABCO Disclosure Letter.

         Section 2.18. Required Vote of WABCO Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of WABCO Common Stock is required to adopt this Agreement. No other vote of the stockholders of WABCO is required by law, the WABCO Certificate of Incorporation or the WABCO By-Laws or otherwise in order for WABCO to consummate the Merger and the transactions contemplated by this Agreement and the WABCO Stock Option Agreement.

         Section 2.19. State Takeover Laws. The Board of Directors of WABCO has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of WABCO) necessary to exempt MotivePower, its Subsidiaries and affiliates, the Merger, this Agreement, the WABCO Option Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL. To the Knowledge of WABCO, no other state takeover statutes are applicable to the Merger, this Agreement, the WABCO Option Agreement or the transactions contemplated hereby or thereby.

         Section 2.20. Pooling of Interests; Reorganization. To the Knowledge of WABCO, neither it nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or
(ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         Section 2.21. Opinion of Financial Advisor. WABCO has received the written opinion of Credit Suisse First Boston Corporation, dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to WABCO's stockholders from a financial point of view, a copy of which opinion has been delivered to MotivePower.

         Section 2.22. Broker's Fees. Except as set forth in the engagement letter agreement between WABCO and Credit Suisse First Boston Corporation, a true and complete copy of which has previously been provided to MotivePower, neither WABCO nor any WABCO Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the WABCO Option Agreement.

         Section 2.23. Unlawful Payments and Contributions. To the Knowledge of WABCO, neither WABCO, any Subsidiary nor any of their respective directors, officers or any of their respective employees or agents has (i) used any WABCO funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

         Section 2.24. Real Property. (a) Section 2.24(a) of the WABCO Disclosure Letter lists each material parcel of real property owned by WABCO or any of its Subsidiaries (the "WABCO Owned Property"). WABCO or its applicable Subsidiary has good and marketable title in and to all of the WABCO Owned Property, subject to no Liens that would have a Material Adverse Effect on WABCO or materially impair WABCO's rights to or ability to use any such property, except as described on Section 2.24(a) of the WABCO Disclosure Letter.

         (b) Section 2.24(b) of the WABCO Disclosure Letter sets forth a list of all material leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "WABCO Leases") for real property (the "WABCO Leased Property"; the WABCO Owned Property and the WABCO Leased Property collectively the "WABCO Real Property") to which WABCO or any of its Subsidiaries is a party. WABCO or its applicable Subsidiary has a good and valid leasehold interest in and to all of the WABCO Leased Property, subject to no Liens except as described in Section 2.24(b) of the WABCO Disclosure Letter. Each WABCO Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any WABCO Lease in any case, that would have a Material Adverse Effect on WABCO or materially impair WABCO's rights to or ability to use any such property. WABCO has previously delivered to MotivePower true and complete copies of all the WABCO Leases. Except as described on Section 2.24(b) of the WABCO Disclosure Letter, no consent, waiver, approval or authorization is required from the landlord under any WABCO Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby the failure to obtain would have a Material Adverse Effect on WABCO or materially impair WABCO's rights to or ability to use any such property.

         Section 2.25. Material Contracts. There have been made available to MotivePower, its affiliates and their representatives true and complete copies of all of the following contracts to which WABCO or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "WABCO Material Contracts"): (i) contracts with any current officer or director of WABCO or any of its Subsidiaries; (ii) contracts for the sale of any of the assets of WABCO or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets other than inventory in the ordinary course of business; (iii) contracts containing covenants of WABCO or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with WABCO or any of its Subsidiaries in any line of business or in any geographical area; (iv) material indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; and (v) all other agreements contracts or instruments which, in the reasonable opinion of WABCO, are material to WABCO or any of its Subsidiaries. Except as set forth in Section 2.25 of the WABCO Disclosure Letter or as would not have a Material Adverse Effect on WABCO, all of the WABCO Material Contracts are in full force and effect and are the legal, valid and binding obligation of WABCO or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Section 2.25 of the WABCO Disclosure Letter, neither WABCO nor any Subsidiary is in default in any material respect under any WABCO Material Contract nor, to the Knowledge of WABCO, is any other party to any WABCO Material Contract in default thereunder in any material respect except, in each case, for those defaults that, individually or in the aggregate, would not have a Material Adverse Effect on WABCO.

         Section 2.26. Warranties. To WABCO's Knowledge, the accrual for warranty related expenses as of December 31, 1998 reported in WABCO's audited financial statement contained in WABCO's Form 10-K for the year ended December 31, 1998, adequately reflects an amount required for satisfaction of warranty claims due in respect of goods sold or services provided by WABCO or any of its Subsidiaries prior to such date. Such provision has been established in accordance with GAAP. Neither WABCO nor its Subsidiaries have agreed to provide any express product or service warranties other than (a) standard warranties, the terms of which have been provided to MotivePower and identified as WABCO's standard warranties, (b) warranties that (i) parts and components are free from defects in workmanship or comply with standard or agreed specifications that are extended for terms of no more than two (2) years each and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (ii) original equipment is free from defects in workmanship or complies with standard or agreed specifications that are extended for terms of no more than seven (7) years each and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (c) other warranties that, individually or in the aggregate, will not, if material claims are made thereunder, have a Material Adverse Effect on WABCO.

         Section 2.26. Pooling Letter. WABCO has received a letter from Arthur Andersen LLP dated as of June 2, 1999 and addressed to WABCO, a copy of which has been delivered to MotivePower, in which Arthur Andersen LLP concurs with the WABCO management's conclusions that, as of June 2, 1999, no conditions exist related to WABCO that would preclude MotivePower from accounting for the Merger as a pooling of interests.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF MOTIVEPOWER

         Except as disclosed in the letter delivered to WABCO concurrently herewith and designated therein as the MotivePower Disclosure Letter (the "MotivePower Disclosure Letter"), in each case with specific reference to the Section to which exception is taken, MotivePower hereby represents and warrants to WABCO as follows:

                  Section 3.1. Corporate Organization. (a) MotivePower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. MotivePower has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on MotivePower. True and complete copies of the Articles of Incorporation (the "MotivePower Articles of Incorporation") and By-Laws of MotivePower, as in effect as of the date of this Agreement, have previously been made available by MotivePower to WABCO.

         (b) Each MotivePower Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on MotivePower and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

         (c) The minute books of MotivePower accurately reflect in all material respects all material corporate actions held or taken since January 1, 1997 of its shareholders and Board of Directors (including committees of the Board of Directors of MotivePower).

         Section 3.2. Capitalization. (a) The authorized capital stock of MotivePower consists of (i) 55,000,000 shares of MotivePower Common Stock, of which, as of May 27, 1999, 27,019,235 shares were issued and outstanding and no shares were held in treasury, and (ii) 10,000,000 shares of Preferred Stock, par value $.01 per share, of MotivePower (the "MotivePower Preferred Stock"), 1,600,000 shares of which, as of the date hereof, have been designated Series C Junior Participating Preferred Stock (the "MotivePower Series C Preferred Stock") and none of which, as of the date hereof, were, issued and outstanding. All of the issued and outstanding shares of MotivePower Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to (i) the terms of options granted pursuant to MotivePower Stock Incentive Plan (the "MotivePower Option Plan") or MotivePower Stock Option Plan for Non-Employee Directors (the "MotivePower Director Option Plan" and, together with MotivePower Option Plan, the "MotivePower Stock Plans"), (ii) the rights to purchase MotivePower Series C Preferred Stock (the "MotivePower Rights"), issued pursuant to the Rights Agreement, dated as of January 19, 1996, as amended (the "MotivePower Rights Agreement"), between MotivePower and Chemical Mellon Shareholder Services, L.L.C., (iii) the Stock Appreciation Right Agreement, dated as of July 1, 1996, between MotivePower and Michael A. Wolf and (iv) this Agreement, MotivePower does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of MotivePower Common Stock or any other equity securities of MotivePower or any securities representing the right to purchase or otherwise receive any shares of MotivePower Common Stock or MotivePower Preferred Stock.

         As of the date of this Agreement, no shares of MotivePower Common Stock or MotivePower Preferred Stock are reserved for issuance, except for 3,205,000 shares of MotivePower Common Stock reserved for issuance upon exercise of stock options issued pursuant to the MotivePower Stock Plans. Since December 31, 1998, MotivePower has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date. MotivePower has previously provided WABCO with a list of the option holders, the date of each option to purchase MotivePower Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under an applicable MotivePower Stock Plan. In no event will the aggregate number of shares of MotivePower Common Stock outstanding immediately prior to the Effective Time exceed the number specified in Section 3.2(a) of the MotivePower Disclosure Letter.

         (b) MotivePower owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the MotivePower Subsidiaries as set forth in Section 3.2(b) of the MotivePower Disclosure Letter, free and clear of any Liens other than as set forth in Section 3.2(b) of the MotivePower Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

         No MotivePower Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

         Section 3.3. Authority; No Violation. (a) MotivePower has full corporate power and authority to execute and deliver this Agreement and the MotivePower Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the MotivePower Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of MotivePower. The Board of Directors of MotivePower has directed that this Agreement and the transactions contemplated hereby be submitted to MotivePower's shareholders for adoption at the MotivePower Shareholders Meeting (as defined in Section 5.3) and, except for the adoption of this Agreement by the affirmative vote of a majority of the votes cast by the holders of MotivePower Common Stock at the MotivePower Shareholders Meeting, no other corporate proceedings on the part of MotivePower are necessary to approve and adopt this Agreement and the MotivePower Option Agreement and to consummate the transactions contemplated hereby and thereby. Each of this

Agreement and the MotivePower Option Agreement has been duly and validly executed and delivered by MotivePower and (assuming due authorization, execution and delivery by MotivePower of this Agreement and the MotivePower Option Agreement) constitutes a valid and binding obligation of MotivePower, enforceable against MotivePower in accordance with its terms.

         (b) Neither the execution and delivery of this Agreement or the MotivePower Option Agreement by MotivePower nor the consummation by MotivePower of the transactions contemplated hereby or thereby, nor compliance by MotivePower with any of the terms or provisions hereof or thereof, will (i) violate any provision of the MotivePower Articles of Incorporation or the MotivePower By-Laws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MotivePower or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MotivePower or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Agreement to which MotivePower or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on MotivePower.

         Section 3.4. Consents and Approvals. Except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) for the filing of any required State and Foreign Approvals, (iii) for the filing with the SEC of the Joint Proxy Statement and the Registration Statement, (iv) for the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the filing of the Certificate of Merger with the Secretary of State of Delaware, (v) for such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or the NYSE in connection with the issuance or listing of the shares of MotivePower Common Stock pursuant to this Agreement, (vi) for the approval of this Agreement by the requisite vote of the shareholders of MotivePower and stockholders of WABCO and (vii) those consents listed in Section 3.4 of the MotivePower Disclosure Letter, no material consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by MotivePower of this Agreement and the MotivePower Option Agreement and (B) the consummation by MotivePower of the Merger and the other transactions contemplated by this Agreement and the MotivePower Option Agreement.

         Section 3.5. SEC Documents and Other Reports. MotivePower has filed all required documents with the SEC since January 1, 1997 (the "MotivePower SEC Documents"). As of their respective dates, the MotivePower SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the MotivePower SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of MotivePower included in the MotivePower SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of MotivePower and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the MotivePower SEC Documents or as required by GAAP, MotivePower has not, since December 31, 1998, made any change in the accounting practices or policies applied in the preparation of its financial statements.

         Section 3.6. Registration Statement and Joint Proxy Statement. None of the information to be supplied by MotivePower for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the respective times of the Shareholders Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to MotivePower, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of MotivePower. The Registration Statement will comply (with respect to MotivePower) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to MotivePower) as to form in all material respects with the provisions of the Exchange Act.

         Section 3.7. Absence of Certain Changes or Events. Except as disclosed in the MotivePower SEC Documents filed prior to the date of this Agreement, since December 31, 1998, (A) MotivePower and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would have a Material Adverse Effect on MotivePower, (B) MotivePower and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would have a Material Adverse Effect on MotivePower, (C) there has been no change in the capital stock of MotivePower and no dividend or distribution of any kind declared, paid or made by MotivePower on any class of its stock, (D) there has not been (y) any granting by MotivePower or any of its Subsidiaries to any executive officer or material modification of any severance or termination benefits or (z) any entry by MotivePower or any of its Subsidiaries into or material modification of any employment, severance or termination agreement with any such executive officer, (E) MotivePower and its Subsidiaries have not prepared or filed any Tax Return inconsistent in any material respect with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, and (F) there has been no other event causing a Material Adverse Effect on MotivePower, nor any development that would, individually or in the aggregate, have a Material Adverse Effect on MotivePower. Set forth in Section 3.7 of MotivePower Disclosure Letter is a description of any material changes, between December 31, 1998 and the date of this Agreement (excluding any intervening fluctuations between such dates), to the amount and terms of the indebtedness of MotivePower and its Subsidiaries as described in MotivePower's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the SEC (other than any changes in, or the incurrence of, indebtedness of MotivePower or any of its Subsidiaries with a principal amount not in excess of $1,000,000).

         Section 3.8. Permits and Compliance. Except as set forth in Section
3.8 of the MotivePower Disclosure Letter, each of MotivePower and its Subsidiaries is in possession of all Permits necessary for MotivePower or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "MotivePower Permits"), except where the failure to have any of the MotivePower Permits would not, individually or in the aggregate, have a Material Adverse Effect on MotivePower, and, as of the date of this Agreement, no suspension or cancellation of any of the MotivePower Permits is pending or, to the Knowledge of MotivePower, threatened, except where the suspension or cancellation of any of the MotivePower Permits, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower. Neither MotivePower nor any of its Subsidiaries is in violation of
(i) its charter, by-laws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over MotivePower or any of its Subsidiaries, except, in the case of clauses (i),
(ii) and (iii), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower. "Knowledge of MotivePower" means the actual knowledge, after reasonable investigation, of the individuals identified in Section 3.8 of the MotivePower Disclosure Letter.

         Section 3.9. Tax Matters. Except as otherwise set forth in Section 3.9 of the MotivePower Disclosure Letter, (i) MotivePower and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested, (iii) MotivePower and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower; (iv) neither MotivePower nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes which waiver is currently in effect; (v) any Tax Returns referred to in clause (i) relating to federal and state income Taxes have been examined by the IRS or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. To the Knowledge of MotivePower, the representations set forth in the MotivePower Tax Certificate (as defined in Section 5.8), if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct.

         Section 3.10. Actions and Proceedings. Except as set forth in Section
3.10 of the MotivePower Disclosure Letter and in the MotivePower SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving MotivePower or any of its Subsidiaries, or against or involving any of the directors, officers or employees of MotivePower or any of its Subsidiaries, as such, any of its or their properties, assets or business or any MotivePower Plan that, individually or in the aggregate, would have a Material Adverse Effect on MotivePower. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of MotivePower, threatened against or involving MotivePower or any of its Subsidiaries or any of its or their directors, officers or employees as such, or any of its or their properties, assets or business or any MotivePower Plan that, individually or in the aggregate, would have a Material Adverse Effect on MotivePower. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of MotivePower, threatened against or affecting MotivePower or any of its Subsidiaries or any of its or their officers, directors or employees, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement or the MotivePower Option Agreement.

         Section 3.11. Certain Agreements. Except as set forth in Section 3.11 of MotivePower Disclosure Letter, neither MotivePower nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, retention agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated, or which will become payable or which at the participant's or holder's option may become payable, due to or by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will, or may at the option of the holder or participant, be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of MotivePower Common Stock, or shares of MotivePower Common Stock granted in connection with the performance of services for MotivePower or its Subsidiaries, is or will be entitled to receive cash from MotivePower or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the MotivePower Option Agreement.

         Section 3.12. ERISA. (a) Section 3.12 (a) of MotivePower Disclosure Letter contains a list of each MotivePower Plan. With respect to each MotivePower Plan, MotivePower has made available to WABCO a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such MotivePower Plan and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to such MotivePower Plan, (iv) the most recent summary plan description for each MotivePower Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a MotivePower Plan subject to Title IV of ERISA, (vi) the most recent determination letter, if any, issued by the IRS with respect to any MotivePower Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Each MotivePower Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, except any failure to comply as would not have, individually or in the aggregate, a Material Adverse Effect on MotivePower. Except as set forth in Section 3.12 of the MotivePower Disclosure Letter, (i) no "reportable event" (within the meaning of
Section 4043 of ERISA) has occurred within the past three years with respect to any MotivePower Plan which could result in liability to MotivePower, (ii) neither MotivePower nor any of its ERISA Affiliates has withdrawn from any MotivePower Multiemployer Plan (as hereinafter defined) at any time or instituted, or is currently considering taking, any action to do so, and (iii) no action has been taken, or is currently being considered, to terminate any MotivePower Plan subject to Title IV of ERISA.

         (b) There has been no failure to make any contribution or pay any amount due to any MotivePower Plan as required by Section 412 of the Code,
Section 302 of ERISA, or the terms of any such Plan, and no MotivePower Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

         (c) With respect to MotivePower Plans, no event has occurred and, to the Knowledge of MotivePower, there exists no condition or set of circumstances in connection with which MotivePower or any of its ERISA Affiliates would be subject to any liability under the terms of such MotivePower Plans, ERISA, the Code or any other applicable law which has had, or would have, individually or in the aggregate, a Material Adverse Effect on MotivePower. Except as listed on Section 3.12(c) of the MotivePower Disclosure Letter, all MotivePower Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis and, except as listed on Section 3.12(c) of the MotivePower Disclosure Letter, to the Knowledge of MotivePower there is no reason why any MotivePower Plan is not so qualified in operation. Neither MotivePower nor any of its ERISA Affiliates has been notified by any MotivePower Multiemployer Plan that such MotivePower Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such MotivePower Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. To the Knowledge of MotivePower, neither the termination of any MotivePower Multiemployer Plan nor the complete or partial withdrawal by MotivePower or any of its ERISA Affiliates from any MotivePower Multiemployer Plan would result in any liability of MotivePower or any of its ERISA Affiliates that would have, individually or in the aggregate, a Material Adverse Effect on MotivePower. Except as disclosed in Section 3.12(c) of the MotivePower Disclosure Letter, neither MotivePower nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by (i) Part 6 of Title 1 of ERISA or (ii) the laws of a jurisdiction outside the United States.

         (d) As used in this Agreement, (i) "MotivePower Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a MotivePower Multiemployer Plan (as hereinafter defined))), a "welfare plan" (as defined in
Section 3(1) of ERISA), or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established or maintained or contributed to by MotivePower or any of its ERISA Affiliates or as to which MotivePower or any of its ERISA Affiliates or otherwise may have any liability, whether or not covered by ERISA (other than a MotivePower Ex-U.S. Pension Plan (as hereinafter defined)), and (ii) "MotivePower Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which MotivePower or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

         (e) Section 3.12(e) of the MotivePower Disclosure Letter contains a list of each MotivePower Ex-U.S. Pension Plan and MotivePower has provided to WABCO a copy of any written plan document. Except as would not have, individually or in the aggregate, a Material Adverse Effect on MotivePower, each such plan has been maintained in compliance with all applicable laws, orders and regulations, and the fair market value of the assets of each such plan which is intended to be a funded MotivePower Ex-U.S. Pension Plan or arrangement equals or exceeds the value of the accrued benefits. As used in this Agreement, the term "MotivePower Ex-U.S. Pension Plan" shall mean any arrangement (other than a MotivePower
Plan) providing retirement pension benefits that is established or maintained by MotivePower or any Subsidiary for the benefit of employees who are or were employed outside the United States.

         (f) Section 3.12(f) of the MotivePower Disclosure Letter contains a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers of MotivePower and each ERISA Affiliate, (ii) severance programs and policies of MotivePower with or relating to its employees and (iii) plans, programs, agreements and other arrangements of MotivePower with or relating to its employees which contain change of control or similar provisions, in each case involving a severance or employment agreement or arrangement with an individual officer or employee, only to the extent such agreement or arrangement provides for minimum annual payments in excess of $100,000. MotivePower has provided to WABCO a true and complete copy of each of the foregoing.

         Section 3.13. Labor Matters. Except as disclosed in Section 3.13 of the MotivePower Disclosure Letter, neither MotivePower nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by MotivePower or any of its Subsidiaries as an exclusive bargaining representative for employees of MotivePower or any of its Subsidiaries. Other than as described in Section 3.13 of the MotivePower Disclosure Letter, neither MotivePower nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of MotivePower, threatened, nor has there been for the past three years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on MotivePower.

         Section 3.14. Intellectual Property; Year 2000 Compliance. Except as set forth in Section 3.14 of the MotivePower Disclosure Letter, (a) MotivePower and its Subsidiaries own or have a valid, enforceable right to use free from any encumbrances, other than those that would not have a Material Adverse Effect on MotivePower, Intellectual Property

Rights as are necessary in connection with the business of MotivePower and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower. Neither MotivePower nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower. Neither MotivePower nor its Subsidiaries are aware of any infringement or misappropriation by any person with respect to the Intellectual Property Rights owned or used by MotivePower or its Subsidiaries other than any such infringement or misappropriation that would not have a Material Adverse Effect on MotivePower. All Intellectual Property Rights owned or used by MotivePower or its Subsidiaries as of the date hereof will be owned or available for use by MotivePower and its Subsidiaries on terms and conditions immediately following the Effective Date that are not materially different from those existing prior to the Effective Date.

         (b) MotivePower and each of its Subsidiaries have conducted a commercially reasonable inventory and assessment of the Computer Systems used by MotivePower and its Subsidiaries in its business, in order to determine which parts of the Computer System are not yet Year 2000 Compliant and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Based on the above inventory and assessment, the estimated cost to be incurred after the date of this Agreement of rendering the Computer Systems Year 2000 Compliant is $300,000, which has been included in the current budget adopted by MotivePower.

         Section 3.15. Environmental and Safety Matters. (a) Except as set forth in Section 3.15 of the MotivePower Disclosure Letter, the properties, assets and operations of MotivePower and its predecessors and Subsidiaries have complied and are in compliance with all Worker Safety Laws and Environmental Laws, except for any violations that, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on MotivePower. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, except as set forth in Section 3.15 of the MotivePower Disclosure Letter, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of MotivePower or any of its predecessors or Subsidiaries that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigatory, corrective or remedial obligations under applicable Worker Safety Laws and Environmental Laws, other than any such interference, prevention, liability or obligation that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on MotivePower.

         (b) Except as set forth in Section 3.15 of the MotivePower Disclosure Letter, MotivePower and its predecessors and Subsidiaries have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws and Worker Safety Laws, other than any such activity that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on MotivePower. Except as set forth in
Section 3.15 of the MotivePower Disclosure Letter, MotivePower and its Subsidiaries have not reported to any Governmental Entity, or been notified by any Governmental Entity of the existence of, any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on MotivePower.

         (c) With respect to MotivePower, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws, other than any such obligations that, individually or in the aggregate, would not have, a Material Adverse Effect on MotivePower.

         (d) This Section sets forth the sole representations and warranties of MotivePower with respect to environmental, health or safety matters, including without limitation all matters arising under Environmental Laws and Worker Safety Laws.

         Section 3.16. Insurance. MotivePower and its Subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies of comparable size and with similar operations.

         Section 3.17. Parachute Payments to Disqualified Individuals. Except as set forth in Section 3.17 of the MotivePower Disclosure Letter, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" (as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder) with respect to MotivePower or any of its Subsidiaries, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future. The approximate aggregate amount of "parachute payments" related to the matters set forth in such Section 3.17 of the MotivePower Disclosure Letter, assuming the Closing occurs on September 1, 1999 and termination of all listed individuals without cause on such date is set forth in such Section 3.17 of the MotivePower Disclosure Letter.

         Section 3.18. Required Vote of MotivePower Stockholders. The affirmative vote of a majority of the votes cast by holders of MotivePower Common Stock at the MotivePower Shareholders Meeting is required to adopt this Agreement. No other vote of the shareholders of MotivePower is required by law, the MotivePower Articles of Incorporation or the MotivePower ByLaws or otherwise in order for MotivePower to consummate the Merger and the transactions contemplated by this Agreement and the MotivePower Option Agreement.

         Section 3.19. State Takeover Laws: Certain Charter Provisions. The Board of Directors of MotivePower has, to the extent such provision is applicable, taken all action (including appropriate approvals of the Board of Directors of MotivePower) necessary to exempt WABCO, its Subsidiaries and affiliates, the Merger, this Agreement, the MotivePower Option Agreement and the transactions contemplated hereby and thereby from Article 12 of the MotivePower Articles of Incorporation. To the Knowledge of MotivePower, no state takeover statutes are applicable to the Merger, this Agreement, the MotivePower Option Agreement or the transactions contemplated hereby or thereby.

         Section 3.20. Pooling of Interests; Reorganization. To the Knowledge of MotivePower, neither it nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or
(ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         Section 3.21. Opinion of Financial Advisor. MotivePower has received the written opinion of Wasserstein Perella & Co., Inc., dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to MotivePower's shareholders from a financial point of view, a copy of which opinion has been delivered to WABCO.

         Section 3.22. Broker's Fees. Except as set forth in the engagement letter agreement between MotivePower and Wasserstein Perella & Co., Inc., a true and complete copy of which has previously been provided to WABCO, neither MotivePower nor any MotivePower Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the MotivePower Option Agreement.

         Section 3.23. Rights Agreement; Other Matters. (a) MotivePower has amended the Rights Agreement to (i) render the MotivePower Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) provide that the WABCO Employee Stock Ownership Trust (the "Trust") shall not be deemed an Acquiring Person (as defined in the MotivePower Rights Agreement), the Distribution Date (as defined in the MotivePower Rights Agreement) shall not be deemed to occur and the rights issuable pursuant to the MotivePower Rights Agreement will not separate from the shares of MotivePower Common Stock, as a result of entering into this Agreement or consummating the Merger and the other transactions contemplated hereby.

         (b) On or prior to the date hereof, MotivePower has delivered to WABCO true and correct copies of certain waivers executed by each of the individuals who hold options with related limited stock appreciation rights ("LSAR") under the MotivePower Stock Incentive Plan, pursuant to which each such individual has waived his or her LSAR rights.

         Section 3.24. Unlawful Payments and Contributions. To the Knowledge of MotivePower, neither MotivePower, any Subsidiary nor any of their respective directors, officers or any of their respective employees or agents has (i) used any MotivePower funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

         Section 3.25. Real Property. (a) Section 3.25(a) of the MotivePower Disclosure Letter lists each parcel of real property owned by MotivePower or any of its Subsidiaries (the "MotivePower Owned Property"). MotivePower or its applicable Subsidiary has good and marketable title in and to all of the MotivePower Owned Property, subject to no Liens that would have a Material Adverse Effect on MotivePower or materially impair

MotivePower's rights to or ability to use any such property, except as described on Section 3.25(a) of the MotivePower Disclosure Letter.

         (b) Section 3.25(b) of the MotivePower Disclosure Letter sets forth a list of all material leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "MotivePower Leases") for real property (the "MotivePower Leased Property"; the MotivePower Owned Property and the MotivePower Leased Property collectively the "MotivePower Real Property") to which MotivePower or any of its Subsidiaries is a party. MotivePower or its applicable Subsidiary has a good and valid leasehold interest in and to all of the MotivePower Leased Property, subject to no Liens except as described in Section 3.25(b) of the MotivePower Disclosure Letter. Each MotivePower Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any MotivePower Lease in any case, that would have a Material Adverse Effect on MotivePower or materially impair MotivePower's rights to or ability to use any such property. MotivePower has previously delivered to WABCO true and complete copies of all the MotivePower Leases. Except as described on Section 3.25(b) of the MotivePower Disclosure Letter, no consent, waiver, approval or authorization is required from the landlord under any MotivePower Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby the failure to obtain would have a Material Adverse Effect on MotivePower or materially impair MotivePower's rights to or ability to use any such property.

         Section 3.26. Material Contracts. Except as set forth in Section 3.26 of the MotivePower Disclosure Letter, there have been made available to WABCO, its affiliates and their representatives true and complete copies of all of the following contracts to which MotivePower or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "MotivePower Material Contracts"): (i) contracts with any current officer or director of MotivePower or any of its Subsidiaries; (ii) contracts for the sale of any of the assets of MotivePower or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets other than inventory in the ordinary course of business;
(iii) contracts containing covenants of MotivePower or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with MotivePower or any of its Subsidiaries in any line of business or in any geographical area; (iv) material indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; and (v) all other agreements

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


contracts or instruments which, in the reasonable opinion of MotivePower, are material to MotivePower or any of its Subsidiaries. Except as set forth or as would not have a Material Adverse Effect on MotivePower, all of the MotivePower Material Contracts are in full force and effect and are the legal, valid and binding obligation of MotivePower or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Section 3.26 of the MotivePower Disclosure Letter, neither MotivePower nor any Subsidiary is in default in any material respect under any MotivePower Material Contract nor, to the Knowledge of MotivePower, is any other party to any MotivePower Material Contract in default thereunder in any material respect except, in each case, for those defaults that, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower.

         Section 3.27. Warranties. To MotivePower's Knowledge, the accrual for warranty related expenses as of December 31, 1998 reported in MotivePower's audited financial statement contained in MotivePower's Form 10-K for the year ended December 31, 1998, adequately reflects an amount required for satisfaction of warranty claims due in respect of goods sold or services provided by MotivePower or any of its Subsidiaries prior to such date. Such provision has been established in accordance with GAAP. Except as set forth in
Section 3.27 of the MotivePower Disclosure Letter, neither MotivePower nor its Subsidiaries have agreed to provide any express product or service warranties other than (a) standard warranties, the terms of which have been provided to MotivePower and identified as MotivePower's standard warranties, (b) warranties that products are free from defects in workmanship or comply with standard or agreed specifications that are extended for terms of no more than two (2) years each and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (c) other warranties that, individually or in the aggregate, will not, if material claims are made thereunder, have a Material Adverse Effect on MotivePower.

         Section 3.28. Pooling Letter. MotivePower has received a draft of a letter (the "Draft Letter") from Deloitte & Touche LLP and addressed to MotivePower, a copy of which has been delivered to WABCO, in which Deloitte & Touche LLP concurs with the MotivePower management's conclusions that no conditions exist related to MotivePower that would preclude MotivePower from accounting for the Merger as a pooling of interests. MotivePower has also received a letter from Deloitte & Touche LLP dated as of June 2, 1999 and addressed to MotivePower, a copy of which has been delivered to WABCO, whereby Deloitte & Touche LLP states, subject to certain conditions precedent, that it expects to able to issue the Draft Letter at the Closing.

                                   ARTICLE IV

                              CONDUCT OF BUSINESS

         Section 4.1. Conduct of WABCO. WABCO agrees that from the date hereof until the Effective Time, except as set forth in Section 4.1 of the WABCO Disclosure Letter or as otherwise expressly contemplated by this Agreement or with the prior written consent of MotivePower, WABCO and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in the WABCO Disclosure Letter or as expressly contemplated by this Agreement, without the prior written consent of MotivePower, WABCO will not, and will not permit any of its Subsidiaries to:

         (a) adopt or propose any change in its charter, bylaws or equivalent documents;

         (b) amend any material term of any outstanding security of WABCO or any of its Subsidiaries;

         (c) merge or consolidate with any corporation, limited liability company, partnership, trust, association, individual or any other entity or organization ("Person");

         (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of WABCO or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of WABCO to WABCO or another wholly-owned Subsidiary of WABCO), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any stock appreciation rights or limited stock appreciation rights, or any other ownership interest of WABCO or any of its Subsidiaries or (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets (tangible or intangible) (including, without limitation, by merger, consolidation, spinoff or other dispositions of stock or assets) of WABCO or any of its

Subsidiaries, except in the case of either clause (i) or (ii) (A) the issuance of WABCO Common Stock upon the exercise of stock options issued pursuant to the WABCO Stock Plans prior to the date hereof, (B) the award of options in connection with new employee hires in the ordinary course of business and consistent with past practice; provided, however, that no such new employee shall receive options to purchase more than 5,000 shares of WABCO Common Stock,
(C) pursuant to existing obligations under contracts or agreements in force at the date of this Agreement and (D) sales or other dispositions of property and assets of WABCO and its Subsidiaries in an aggregate amount that does not exceed $1,000,000;

         (e) create or incur any material Lien on any material asset (tangible or intangible) other than in the ordinary course of business and consistent with past practice;

         (f) make any material loan, advance or capital contributions to or investments in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of WABCO made in the ordinary course and consistent with past practices;

         (g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary of WABCO to WABCO or to any other direct or indirect wholly-owned Subsidiary of WABCO and except for the regular quarterly cash dividend of $.01 per share of WABCO Common Stock with a record date consistent with prior record dates) or enter into any agreement with respect to the voting of its capital stock;

         (h) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

         (i) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof (other than a wholly-owned Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business and consistent with past practice and any other acquisitions for consideration that is not, in the aggregate, in excess of $25,000,000, (ii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of WABCO or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or in connection with transactions otherwise permitted under this
Section 4.1, (B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $5,000,000, and (C) other indebtedness for borrowed money incurred under WABCO's credit agreement for working capital purposes only, (iii) terminate, cancel, waive any rights under or request any material change in, or agree to any material change in, any material contract or agreement of WABCO or, except in connection with transactions permitted under this Section 4.1(i), enter into any contract or agreement material to the business, results of operations or financial condition of WABCO and its Subsidiaries, taken as a whole, in either case other than in the ordinary course of business and consistent with past practice, (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $5,000,000 from the date of this Agreement through June 30, 1999 and $15,000,000 during any calendar quarter thereafter, for WABCO and its Subsidiaries, taken as a whole (provided that any capital expenditure allowance unused during any period may be carried forward to increase the capital expenditure allowance for the succeeding period), or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 4.1(i);

         (j) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

         (k) make any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

         (l) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof, (i) increase the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of WABCO or any of its Subsidiaries), (ii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, (iii) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements or (iv) take any affirmative action to accelerate the vesting of any stock-based compensation;

         (m) take any action that would, individually or in the aggregate, reasonably be expected to make any representation and warranty of WABCO hereunder untrue in any material respect at, or as of any time prior to, the Effective Time; or

         (n) agree or commit to do any of the foregoing.

         Section 4.2. Conduct of MotivePower. MotivePower agrees that from the date hereof until the Effective Time, except as set forth in Section 4.2 of the MotivePower Disclosure Letter or as otherwise expressly contemplated by this Agreement or with the prior written consent of WABCO, MotivePower and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in the MotivePower Disclosure Letter or as expressly contemplated by this Agreement, without the prior written consent of WABCO, MotivePower will not, and will not permit any of its Subsidiaries to:

         (a) adopt or propose any change in its charter, bylaws or equivalent documents;

         (b) amend any material term of any outstanding security of MotivePower or any of its Subsidiaries;

         (c) merge or consolidate with any Person;

         (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of MotivePower or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of MotivePower to MotivePower or another wholly-owned Subsidiary of MotivePower), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any stock appreciation rights or limited stock appreciation rights, or any other ownership interest of MotivePower or any of its Subsidiaries or (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets (tangible or intangible) (including, without limitation, by merger, consolidation, spinoff or other dispositions of stock or assets) of MotivePower or any of its Subsidiaries, except in the case of either clause (i) or (ii) (A) the issuance of MotivePower Common Stock upon the exercise of stock options issued pursuant to the MotivePower Stock Plans prior to the date hereof, (B) the award of options in connection with new employee hires in the ordinary course of business and consistent with past practice; provided, however, that no such new employee shall receive options to purchase more than 5,000 shares of MotivePower Common Stock, (C) pursuant to existing obligations under contracts or agreements in force at the date of this Agreement and (D) sales or other dispositions of property and assets of MotivePower and its Subsidiaries in an aggregate amount that does not exceed $1,000,000;

         (e) create or incur any material Lien on any material asset (tangible or intangible) other than in the ordinary course of business and consistent with past practice;

         (f) make any material loan, advance or capital contributions to or investments in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of MotivePower made in the ordinary course and consistent with past practices;

         (g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary of MotivePower to MotivePower or to any other direct or indirect wholly-owned Subsidiary of MotivePower) or enter into any agreement with respect to the voting of its capital stock;

         (h) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

         (i) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof (other than a wholly-owned Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business and consistent with past practice and any other acquisitions for consideration that is not, in the aggregate, in excess of $25,000,000, (ii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of MotivePower or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or in connection with transactions otherwise permitted under this Section 4.2, (B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $5,000,000, and (C) other indebtedness for borrowed money incurred under MotivePower's credit agreement for working capital purposes only, (iii) terminate, cancel, waive any rights under or request any material change in, or agree to any material change in, any material contract or agreement of MotivePower or, except in connection with transactions permitted under this Section 4.2(i), enter into any contract or agreement material to the business, results of operations or financial condition of MotivePower and its Subsidiaries, taken as a whole, in either case other than in the ordinary course of business and consistent with past practice, (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $5,000,000 from the date of this Agreement through June 30, 1999 and $15,000,000 during any calendar quarter thereafter, for MotivePower and its Subsidiaries, taken as a whole (provided that any capital expenditure allowance unused during any period may be carried forward to increase the capital expenditure allowance for the succeeding period), or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 4.2(i);

         (j) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

         (k) make any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

         (l) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof, (i) increase the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of MotivePower or any of its Subsidiaries), (ii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, (iii) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements or (iv) take any affirmative action to accelerate the vesting of any stock-based compensation;

         (m) take any action that would, individually or in the aggregate, reasonably be expected to make any representation and warranty of MotivePower hereunder untrue in any material respect at, or as of any time prior to, the Effective Time; or

         (n) agree or commit to do any of the foregoing.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         Section 5.1. No Solicitation. (a) WABCO and MotivePower each agree that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of WABCO or MotivePower, as the case may be, or any of their respective Subsidiaries to,
(i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to a Takeover Proposal or
(iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that on or prior to the 45th calendar day after the date hereof, to the extent required by the fiduciary obligations of the Board of Directors of WABCO or MotivePower, as the case may be, as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel), such party may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to a confidentiality agreement no less favorable to such party than the Confidentiality Agreement (as defined in Section 5.4) to, any Person who indicates a willingness to make a Superior Proposal. Each of WABCO and MotivePower immediately shall cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal. For all purposes of this Agreement,
(i) "Takeover Proposal" means any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving WABCO or MotivePower, as the case may be, or any of their respective Significant Subsidiaries (as hereinafter defined) or any proposal or offer to acquire, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, WABCO or MotivePower, as the case may be, or any of their respective Significant Subsidiaries, other than the transactions contemplated by this Agreement, (ii) "Superior Proposal" means a bona fide written proposal made by a third party to acquire all of the outstanding equity interests in or substantially all of the assets of WABCO or MotivePower, as the case may be, pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the members of the Board of Directors of WABCO or MotivePower, as the case may be, determines in good faith (taking into account the advice of independent financial advisors) to be more favorable to WABCO or MotivePower, as the case may be, and their respective stockholders than the Merger (and any revised proposal made by the other party to this Agreement) and for which financing, to the extent required, is then fully committed, and (iii) a "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

         (b) Except as otherwise provided in this Section 5.1(b), neither the Board of Directors of WABCO nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to MotivePower, the approval or recommendation by the Board of Directors of WABCO or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Except as otherwise provided in this Section 5.1(b), neither the Board of Directors of MotivePower nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to WABCO, the approval or recommendation by the Board of Directors of MotivePower or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, (i) the Board of Directors of WABCO or MotivePower, to the extent required by its fiduciary obligations, as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel), may approve or recommend a Superior Proposal or withdraw or modify its approval or recommendation of this Agreement or the Merger and (ii) nothing contained in this Agreement shall prevent the Board of Directors of WABCO or MotivePower from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal.

         (c) WABCO and MotivePower shall each notify the other party promptly (but in no event later than 24 hours) after receipt by WABCO or MotivePower (or its advisors), respectively, of any Takeover Proposal or any request for nonpublic information in connection with a Takeover Proposal or for access to the properties, books or records of such party by any Person or entity that informs such party that it is considering making, or has made, a Takeover Proposal. Such notice to the other party shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall keep the other party informed, on a current basis, of the status and details (including amendments or proposed amendments) of any such Takeover Proposal or request and the status of any negotiations or discussions.

         (d) During the period from the date of this Agreement through the Effective Time, neither WABCO nor MotivePower shall terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which WABCO, MotivePower or any of their respective Subsidiaries is a party and which relates to any transaction that could constitute a Takeover Proposal or that has as a counterparty any Person making a Takeover Proposal. During such period, each of WABCO and MotivePower agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including using its best efforts to obtain injunctions to prevent any threatened or actual breach of such agreements and to enforce specifically the terms and any provision thereof in any court of the United States or any state thereof having jurisdiction.

         Section 5.2. Joint Proxy Statement; Registration Statement. (a) As promptly as practicable after the execution of this Agreement, MotivePower and WABCO shall prepare and file with the SEC the Joint Proxy Statement, and MotivePower shall prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement will be included). WABCO will be given the opportunity to review and comment upon the Registration Statement. MotivePower and WABCO shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable. The Joint Proxy Statement shall include the recommendation of the Board of Directors of WABCO in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of WABCO, in accordance with the terms of Section 5.1(b), shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, and the recommendation of the Board of Directors of MotivePower in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of MotivePower, in accordance with the terms of
Section 5.1(b), shall have withdrawn or modified its approval or recommendation this Agreement and the Merger. MotivePower shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its shareholders, and WABCO shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders, in each case as promptly as practicable after the Registration Statement becomes effective.

         (b) MotivePower and WABCO shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable "Blue Sky" laws and the rules and regulations thereunder. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by MotivePower or WABCO without providing the other party the opportunity to review and comment thereon. MotivePower will advise WABCO, promptly after it receives notice thereof and in any event within 24 hours thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the MotivePower Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to MotivePower or WABCO, or any of their respective affiliates, officers or directors, should be discovered by MotivePower or WABCO which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of MotivePower and WABCO.

         Section 5.3. Shareholders Meetings. WABCO shall duly call, give notice of, convene and hold a meeting of its stockholders (the "WABCO Stockholders Meeting") for the purpose of voting on the adoption and approval of this Agreement and the Merger and, through its Board of Directors, will recommend to its stockholders adoption and approval of this Agreement and the Merger, except to the extent that the Board of Directors of WABCO shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger as permitted by Section 5.1(b). MotivePower shall duly call, give notice of, convene and hold a meeting of its shareholders (the "MotivePower Shareholders Meeting" and, together with the WABCO Stockholders Meeting, the "Shareholders Meetings") for the purpose of voting on the adoption and approval of this Agreement and the Merger and, through its Board of Directors, will recommend to its shareholders adoption and approval of this Agreement and the Merger, except to the extent that the Board of Directors of MotivePower shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger as permitted by Section 5.1(b). MotivePower and WABCO will use their reasonable best efforts to hold the MotivePower Shareholders Meeting and the WABCO Stockholders Meeting on the same date and as soon as practicable after the date hereof. Except to the extent that the Board of Directors of WABCO shall have withdrawn or modified its approval or recommendation as aforesaid, WABCO will use its reasonable best efforts to solicit from its stockholders proxies in favor of adoption and approval of this Agreement and the Merger. Except to the extent that the Board of Directors of MotivePower shall have withdrawn or modified its approval or recommendation as aforesaid, MotivePower will use its reasonable best efforts to solicit from its shareholders proxies in favor of adoption and approval of this Agreement and the Merger. This Agreement shall be submitted to WABCO's stockholders at the WABCO Stockholders Meeting whether or not the Board of Directors of WABCO determines at any time that this Agreement is no longer advisable and recommends that the stockholders reject it. This Agreement shall be submitted to MotivePower's shareholders at the MotivePower Shareholders Meeting whether or not the Board of Directors of MotivePower determines at any time that this Agreement is no longer advisable and recommends that shareholders reject it.

         Section 5.4. Access to Information. Upon reasonable notice and subject to applicable law and other legal obligations, each of WABCO and MotivePower shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of WABCO and MotivePower shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Mutual Confidentiality Agreement dated as of March 15, 1999 between MotivePower and WABCO (the "Confidentiality Agreement"). No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

         Section 5.5. Notices of Certain Events. (a) MotivePower and WABCO shall promptly notify each other of:

                  (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement; and

                  (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement.

         (b) WABCO shall promptly notify MotivePower of any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of WABCO, threatened against, relating to or involving or otherwise affecting WABCO or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.10 or which relate to the consummation of the transactions contemplated by this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement. In addition, WABCO shall promptly notify MotivePower of (a) (i) it becoming aware of any fact or event which would be reasonably likely to demonstrate that any representation or warranty of any party hereto contained in this Agreement was or is untrue or inaccurate in any material respect as of the date of this Agreement or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any material covenant, condition or agreement of any party hereto under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

         (c) MotivePower shall promptly notify WABCO of any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of MotivePower, threatened against, relating to or involving or otherwise affecting MotivePower or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 3.10 or which relate to the consummation of the transactions contemplated by this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement. In addition, MotivePower shall promptly notify WABCO of (a)
(i) it becoming aware of any fact or event which would be reasonably likely to demonstrate that any representation or warranty of any party hereto contained in this Agreement was or is untrue or inaccurate in any material respect as of the date of this Agreement or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any material covenant, condition or agreement of any party hereto under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

         Section 5.6. Appropriate Action; Consents; Filings. (a) (i) Subject to the terms and conditions of this Agreement and except to the extent that (x) the Board of Directors of WABCO shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger or (y) the Board of Directors of MotivePower shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, in each case as permitted by Section 5.1(b), MotivePower and WABCO shall use their reasonable best efforts to (A) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by MotivePower and WABCO or any of their Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act, the Exchange Act and any other applicable law; provided, however, that MotivePower and WABCO shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. MotivePower and WABCO shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and except to the extent that (x) the Board of Directors of WABCO shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger or (y) the Board of Directors of MotivePower shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, in each case as permitted by Section 5.1(b), MotivePower and WABCO shall not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of MotivePower and WABCO to consummate the transactions contemplated by this Agreement.

                  (ii) Notwithstanding any other provision of this Agreement and except as provided in Section 5.6(a)(iii), in connection with seeking any approval of a Governmental Entity relating to this Agreement or the consummation of the transactions contemplated hereby, without the other party's prior written consent, neither party shall, and neither party shall be required to, commit to any divestiture transaction, agree to sell or hold separate, before or after the Effective Time, any of MotivePower's or WABCO's businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets, in any such case if such divestiture or such restrictions would, individually or in the aggregate, be reasonably expected to have a material adverse effect on the financial condition or results of operations of MotivePower and its Subsidiaries, taken as a whole, after giving effect to the Merger.

         (b) In furtherance and not in limitation of the foregoing, the parties shall use reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority ("Antitrust Laws"). If any suit is instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, the parties shall take such action (including without limitation, agreeing to hold separate or to divest any of the businesses, product lines or assets of WABCO or its Subsidiaries or of MotivePower or its Subsidiaries (a "Business Unit") (but only if the Business Units required to be held separate or divested do not in the aggregate have a fair market value of more than $25,000,000 or revenues for the most recently completed 12 months of more than $25,000,000) as may be required (a) by the applicable government or governmental or multinational authority (including, without limitation, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such government or authority may have to such transactions under such Antitrust Law, or (b) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated by this Agreement, but requiring that any Business Unit of WABCO or its Subsidiaries or MotivePower or its Subsidiaries be divested or held separate (but only if such Business Units required to be held separate or divested do not in the aggregate have a fair market value of more than $25,000,000 or revenues for the most recently completed 12 months of more than $25,000,000), or that would otherwise limit the Surviving Corporation's freedom of action with respect to, or its ability to retain, the Subsidiaries, other assets or businesses of the Constituent Corporations, shall not be deemed a failure to satisfy the conditions specified in Section 6.1(b) or Section 6.1(c) hereof.

         (c) (i) MotivePower and WABCO shall give, or shall cause their respective Subsidiaries to give, any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents (A) necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement or (B) required to prevent a Material Adverse Effect on MotivePower or a Material Adverse Effect on WABCO from occurring prior to or after the Effective Time.

         (ii) In the event that either party shall fail to obtain any third party consent described in Section 5.6(b)(i) above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon MotivePower and WABCO, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

         Section 5.7. Public Disclosure. MotivePower and WABCO shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and the receipt of approval therefor by the other party, which consent shall not be unreasonably withheld, except as may be required by law, court process or by stock exchange rules.

         Section 5.8. Reorganization; Pooling of Interests. MotivePower shall make (to the extent it can truthfully do so) the representations of MotivePower contained in a certificate of MotivePower (the "MotivePower Tax Certificate") substantially to the effect of the MotivePower Tax Certificate contained in the MotivePower Disclosure Letter, and WABCO shall make (to the extent it can truthfully do so) the representations of WABCO contained in a certificate of WABCO (the "WABCO Tax Certificate") substantially to the effect of the WABCO Tax Certificate contained in the WABCO Disclosure Letter.

         (b) Each of WABCO and MotivePower agrees to take, together with their respective accountants, all actions reasonably necessary in order to obtain a favorable determination (if required) from the SEC that the Merger may be accounted for as a pooling of interests in accordance with generally accepted accounting principles.

         Section 5.9. Comfort Letters. (a) WABCO shall use its reasonable best efforts to cause to be delivered to MotivePower "comfort" letters of Arthur Andersen LLP, WABCO's independent public accountants, dated the date on which the

Registration Statement shall become effective and as of the Effective Time, and addressed to WABCO and MotivePower, in form and substance reasonably satisfactory to MotivePower and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

         (b) MotivePower shall use its reasonable best efforts to cause to be delivered to WABCO "comfort" letters of Deloitte & Touche LLP, MotivePower's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to WABCO and MotivePower, in form and substance reasonably satisfactory to WABCO and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

         Section 5.10. Compliance with the Securities Act and Pooling of Interests Restrictions; Registration Rights; Termination of Voting Trust and Stockholders Agreement. (a) Within 10 business days after the date hereof, WABCO shall cause to be prepared and delivered to MotivePower a list (reasonably satisfactory to counsel for MotivePower) identifying all persons who may be, at the time of the WABCO Stockholders Meeting, deemed to be "affiliates" of WABCO as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). WABCO shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to MotivePower within 30 days of the date hereof a written agreement in substantially the form of Exhibit 5.10(a) hereto, executed by each of such persons identified in the foregoing list. MotivePower shall publish, in a manner that satisfies the "publication" requirements under applicable SEC rules or accounting releases, financial results (including combined sales and net income) covering at least 30 days of post-Merger operations no later than 15 days following the first month-end that is more than 30 days after the Effective Date.

         (b) Within 10 business days after the date hereof, MotivePower shall deliver to WABCO a list (reasonably satisfactory to counsel for WABCO) identifying those persons who may be, at the time of the MotivePower Shareholders Meeting, affiliates of MotivePower under applicable SEC accounting releases with respect to pooling of interests accounting treatment. MotivePower shall use its reasonable best efforts to enter into a written agreement in substantially the form of Exhibit 5.10(b) hereto within 30 days of the date hereof with each of such persons identified in the foregoing list.

         (c) MotivePower acknowledges and agrees that the Common Stock Registration Rights Agreement, dated as of March 5,

1997, as amended March 28, 1997 (the "Registration Rights Agreement"), among WABCO, Harvard Private Capital Holdings, Inc. ("Harvard"), American Industrial Partners Capital Fund II, L.P. ("AIP"), the Voting Trust created under the Second Amended WABCO Voting Trust/Disposition Agreement, dated as of December 13, 1995 (the "Voting Trust"), Vestar Equity Partners, L.P. ("Vestar"), Vestar Capital Partners, Inc., Emilio A. Fernandez, Jr. and Emilio A. Fernandez, Jr., as custodian for Eric A. Fernandez and Ofelia B. Fernandez, upon the Effective Time, will be binding upon the Surviving Corporation as successor to WABCO as though the Surviving Corporation was a party thereto and the Surviving Corporation hereby agrees to perform all of the duties and covenants of WABCO ascribed therein, subject to the terms and conditions thereof. MotivePower agrees that any references to "Common Stock" in the Registration Rights Agreement shall be references to MotivePower Common Stock.

         (d) Prior to the Effective Time, WABCO shall cause the Voting Trust and the Amended and Restated Stockholders Agreement, dated as of March 5, 1997, among the Voting Trust, Vestar, Harvard, AIP and WABCO to be terminated.

         Section 5.11. Listing or Quotation of Stock. MotivePower shall use its reasonable best efforts to cause the shares of MotivePower Common Stock to be issued in the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

         Section 5.12. Indemnification of Directors and Officers. (a) After the Effective Time, the Surviving Corporation shall, to the same extent and on the same terms and conditions provided for in the WABCO Certificate of Incorporation and the WABCO By-Laws, in each case as of the date of this Agreement, to the extent consistent with applicable law, indemnify and hold harmless, each present and former director or officer of WABCO and each Subsidiary of WABCO (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

         (b) For a period of six years from the Effective Time, the Surviving Corporation shall provide to WABCO's current directors and officers liability insurance protection substantially equivalent in kind and scope as that provided by WABCO's current directors' and officers' liability insurance policies (copies of which have been made available to

MotivePower); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by WABCO for such insurance; provided, further, that if during such period the annual premiums for such comparable insurance coverage exceed such amount, the Surviving Corporation shall be obligated to provide a policy which, in the reasonable judgment of the Surviving Corporation, provides the best coverage available for a cost not exceeding such amount.

         Section 5.13. WABCO Stock Options. At the Effective Time, each WABCO Stock Option, vested or unvested, which is outstanding immediately prior to the Effective Time pursuant to the WABCO Stock Plans in effect on the date hereof shall become and represent an option to purchase the number of shares of MotivePower Common Stock (a "Substitute Option") (decreased to the nearest full share) determined by multiplying (i) the number of shares of WABCO Common Stock subject to such WABCO Stock Option immediately prior to the Effective Time by
(ii) the Exchange Ratio, at an exercise price per share of MotivePower Common Stock (rounded up to the nearest cent), equal to the exercise price per share of WABCO Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. It is the intention of the parties that the above formula shall be applied in a manner consistent with Section 424(a) of the Code. MotivePower shall pay cash to holders of WABCO Stock Options in lieu of issuing fractional shares of MotivePower Common Stock upon the exercise of Substitute Options for shares of MotivePower Common Stock, unless in the judgment of MotivePower such payment would adversely affect the ability to account for the Merger under the pooling of interests method. After the Effective Time, except as provided above in this Section 5.13, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related WABCO Stock Option immediately prior to the Effective Time. MotivePower shall take all corporate action necessary to reserve for issuance a sufficient number of shares of MotivePower Common Stock for delivery upon exercise of WABCO Stock Options. Promptly following the Effective Time of the Merger, MotivePower shall file a registration statement on Form S-8 or another appropriate form with respect to the shares of MotivePower Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, MotivePower shall administer WABCO Option Plans in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent WABCO Option Plans complied with such rule prior to the Merger. WABCO and MotivePower shall take all necessary action to implement or to provide for the implementation of the provisions of this Section 5.13.

         Section 5.14. WABCO Employee Stock Purchase Plan. WABCO agrees to take any and all action necessary pursuant to the terms of the ESPP to terminate such plan on June 30, 1999.

         Section 5.15. Benefit Plans to be Honored. (a) From and after the Effective Time, MotivePower shall honor and shall cause the WABCO Subsidiaries to honor all MotivePower Plans, all WABCO Plans and all employment agreements entered into by MotivePower or WABCO (or their Subsidiaries) prior to the date hereof; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of MotivePower or the WABCO Subsidiaries to amend or terminate any WABCO Plan or any other individual employee benefit plan, program, agreement or policy or as requiring MotivePower to offer to continue (other than as required by its terms) any written employment contract.

         (b) All individuals who are employees of WABCO or a WABCO Subsidiary at the Effective Time (the "Affected Employees") shall be given credit for all service with WABCO and its Subsidiaries (or service credited by WABCO or such Subsidiaries) under all employee benefit plans and arrangements currently maintained by MotivePower or any of its Subsidiaries in which they become participants for purposes of eligibility, vesting, level of participant contribution and benefit accruals (except benefit accruals under defined benefit pension plans) to the same extent as if rendered to MotivePower or any of its Subsidiaries. MotivePower shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to an Affected Employee who may become covered by such plans. MotivePower agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Affected Employees during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductions and co-payment limitations for such year under the relevant benefit plans of MotivePower and its Subsidiaries that may cover such employees.

         Section 5.16. State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the WABCO Option Agreement or the MotivePower Option Agreement, WABCO and MotivePower and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contem plated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

         Section 5.17. Transfer Taxes. WABCO or, after the Effective Time, the Surviving Corporation on behalf of WABCO, shall pay or cause to be paid any real property transfer, gains or similar taxes imposed as a result of the Merger.

                                   ARTICLE VI

                              CONDITIONS TO MERGER

         Section 6.1. Conditions to Each Party's Obligations. The respective obligations of each party to this Agreement to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction of the following conditions:

         (a) Shareholder Approvals. (i) This Agreement and the Merger shall have been approved and adopted by the stockholders of WABCO, and (ii) this Agreement and the Merger shall have been approved and adopted by the shareholders of MotivePower.

         (b) Waiting Periods; Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any other approvals required under applicable analogous foreign laws shall have been obtained, except where the failure to obtain such approval would not, individually or in the aggregate, have a Material Adverse Effect on MotivePower and its Subsidiaries, taken as a whole, after giving effect to the Merger.

         (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint shall prohibit the consummation of the Merger.

         (d) Pooling of Interests. WABCO and MotivePower shall each have received a letter from their respective independent accountants addressed to WABCO or MotivePower, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

         (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

         (f) Listing of Stock. The shares of MotivePower Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

         Section 6.2. Additional Conditions to Obligations of MotivePower. The obligations of MotivePower to consummate the

Merger and the transactions contemplated hereby shall be subject to the satisfaction of the following additional conditions, any of which may be waived in writing exclusively by MotivePower:

         (a) Representations and Warranties. The representations and warranties of WABCO set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date and the representations and warranties that are not so qualified, taken together, shall be true and correct in all material respects, in each case as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date); and MotivePower shall have received a certificate signed on behalf of WABCO by an executive officer of WABCO to such effect.

         (b) Performance of Obligations. WABCO shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant required to be performed and complied with by it under this Agreement at or prior to the Effective Time; and MotivePower shall have received a certificate signed on behalf of WABCO by an executive officer of WABCO to such effect.

         (c) Tax Opinion. MotivePower shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to MotivePower, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

         (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and WABCO and MotivePower will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

         (ii) no gain or loss will be recognized by MotivePower or WABCO as a result of the Merger;

         (iii) no gain or loss will be recognized by the stockholders of WABCO upon the conversion of their shares of WABCO Common Stock into shares of MotivePower Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of MotivePower Common Stock;

         (iv) the aggregate tax basis of the shares of MotivePower Common Stock received in exchange for shares of WABCO Common Stock pursuant to the Merger (including a fractional share of MotivePower Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of WABCO Common Stock;

         (v) the holding period for shares of MotivePower Common Stock received in exchange for shares of WABCO Common Stock pursuant to the Merger will include the holder's holding period for such shares of WABCO Common Stock, provided such shares of WABCO Common Stock were held as capital assets by the holder at the Effective Time; and

         (vi) a stockholder of WABCO who receives cash in lieu of a fractional share of MotivePower Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

In rendering such opinion, Sidley & Austin may rely as to matters of fact upon the representations contained herein and may receive and rely upon representations from MotivePower, WABCO, and others, including representations from MotivePower to the effect of the representations in the MotivePower Tax Certificate and representations from WABCO to the effect of the representations in the WABCO Tax Certificate.

         Section 6.3. Additional Conditions to Obligations of WABCO. The obligation of WABCO to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by WABCO:

         (a) Representations and Warranties. The representations and warranties of MotivePower set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date and the representations and warranties that are not so qualified, taken together, shall be true and correct in all material respects, in each case as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date); and WABCO shall have received a certificate signed on behalf of MotivePower by an executive officer of MotivePower to such effect.

         (b) Performance of Obligations. MotivePower shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and WABCO shall have received a certificate signed on behalf of MotivePower by an executive officer of MotivePower to such effect.

         (c) Tax Opinion. WABCO shall have received an opinion of Kirkland & Ellis, in form and substance reasonably satisfactory to WABCO, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

         (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and WABCO and MotivePower will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

         (ii) no gain or loss will be recognized by MotivePower or WABCO as a result of the Merger;

         (iii) no gain or loss will be recognized by the stockholders of WABCO upon the conversion of their shares of WABCO Common Stock into shares of MotivePower Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of MotivePower Common Stock;

         (iv) the aggregate tax basis of the shares of MotivePower Common Stock received in exchange for shares of WABCO Common Stock pursuant to the Merger (including a fractional share of MotivePower Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of WABCO Common Stock;

         (v) the holding period for shares of MotivePower Common Stock received in exchange for shares of WABCO Common Stock pursuant to the Merger will include the holder's holding period for such shares of WABCO Common Stock, provided such shares of WABCO Common Stock were held as capital assets by the holder at the Effective Time; and

         (vi) a stockholder of WABCO who receives cash in lieu of a fractional share of MotivePower Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

In rendering such opinion, Kirkland & Ellis may rely as to matters of fact upon the representations contained herein and may receive and rely upon representations from MotivePower, WABCO, and others, including representations from MotivePower to the effect of the representations in the MotivePower Tax Certificate and representations from WABCO to the effect of the representations in the WABCO Tax Certificate.

                                  ARTICLE VII

                                  TERMINATION

         Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(m), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the shareholders of MotivePower or the stockholders of WABCO:

         (a) by mutual written consent of MotivePower and WABCO; or

         (b) by either MotivePower or WABCO, if the Merger shall not have been consummated by November 30, 1999 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the End Date; or

         (c) by either MotivePower or WABCO, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

         (d) by either MotivePower or WABCO (i) if, at the WABCO Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of WABCO in favor of adoption of this Agreement shall not have been obtained or (ii) if, at the MotivePower Shareholders Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of MotivePower in favor of adoption of this Agreement shall not have been obtained; or

         (e) by WABCO, if the Board of Directors of MotivePower shall not have recommended or shall have modified in a manner materially adverse to WABCO its recommendation of this Agreement and the Merger; or

         (f) by WABCO, if MotivePower or any of its Affiliates shall have materially and knowingly breached the covenant contained in Section 5.1; or

         (g) by WABCO or MotivePower at any time on or prior to the 45th day after the date hereof, if the Board of Directors of MotivePower shall have determined to recommend a Takeover Proposal to its shareholders and to enter into a binding written agreement concerning such Takeover Proposal after determining, pursuant to Section 5.1, that such Takeover Proposal constitutes a Superior Proposal; provided, however, that MotivePower may not terminate this Agreement pursuant to this Section 7.1(g) unless (i) MotivePower has delivered to WABCO a written notice of MotivePower's intent to enter into such an agreement to effect the Superior Proposal, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis), (ii) five business days have elapsed following delivery to WABCO of such written notice by MotivePower and (iii) during such five business day-period MotivePower has fully cooperated with WABCO, including informing WABCO (to the extent not otherwise done so pursuant to clause (i) or Section 5.1(b)) of the terms and conditions of the Takeover Proposal, with the intent of enabling WABCO to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that MotivePower may not terminate this Agreement pursuant to this Section 7.1(g) unless at the end of such five business day-period the Board of Directors of MotivePower continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal and prior to such termination MotivePower pays to WABCO the amounts specified under Section 7.3(d); or

         (h) by MotivePower, if a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of WABCO set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 6.2(a) or 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date; or

         (i) by MotivePower, if the Board of Directors of WABCO shall not have recommended or shall have modified in a manner materially adverse to MotivePower its recommendation of this Agreement and the Merger; or

         (j) by MotivePower, if WABCO or any of its Affiliates shall have materially and knowingly breached the covenant contained in Section 5.1; or

         (k) by MotivePower or WABCO at any time on or prior to the 45th day after the date hereof, if the Board of Directors of WABCO shall have determined to recommend a Takeover Proposal to its stockholders and to enter into a binding written agreement concerning such Takeover Proposal after determining, pursuant to Section 5.1, that such Takeover Proposal constitutes a Superior Proposal; provided, however, that WABCO may not terminate this Agreement pursuant to this Section 7.1(k) unless (i) WABCO has delivered to MotivePower a written notice of WABCO's intent to enter into such an agreement to effect the Superior Proposal, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis), (ii) five business days have elapsed following delivery to MotivePower of such written notice by WABCO and (iii) during such five business day-period WABCO has fully cooperated with MotivePower, including informing MotivePower (to the extent not otherwise done so pursuant to clause
(i) or Section 5.1(b)) of the terms and conditions of the Takeover Proposal and the identity of the Person making the Takeover Proposal, with the intent of enabling MotivePower to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that WABCO may not terminate this Agreement pursuant to this
Section 7.1(k) unless at the end of such five business day-period the Board of Directors of WABCO continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal and prior to such termination WABCO pays to MotivePower the amounts specified under Section 7.3(b); or

         (l) by WABCO, if a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of MotivePower set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 6.3(a) or 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date.

         Section 7.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, there shall be no liability or obligation on the part of MotivePower, WABCO or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3 and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements contained in this Agreement; provided, however, that the provisions of Sections 7.3, 8.2 and 8.7 of this Agreement and the Confidentiality Agreement, the WABCO Option Agreement and the MotivePower Option Agreement shall remain in full force and effect and survive any termination of this Agreement.

         Section 7.3. Fees and Expenses. (a) Except as set forth in this
Section 7.3 or elsewhere in this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that MotivePower and WABCO shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

         (b) If this Agreement is terminated pursuant to Section 7.1(i), 7.1(j) or 7.1(k), WABCO shall (i) reimburse MotivePower upon demand for all out-of-pocket fees and expenses

("MotivePower Fees and Expenses") incurred or paid by or on behalf of MotivePower or any Subsidiary of MotivePower in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants; provided, however, that WABCO shall not be required to reimburse MotivePower for any MotivePower Fees and Expenses in excess of $2,000,000 in the aggregate, and
(ii) pay to MotivePower a termination fee of $15 million in cash within one business day after such termination.

         (c) If this Agreement is terminated pursuant to Section 7.1(d)(i) and either (I) a Takeover Proposal with respect to WABCO shall have been made after the date of this Agreement and prior to the WABCO Stockholders Meeting or (II) the Board of Directors of WABCO shall not have recommended or shall have modified in a manner materially adverse to MotivePower its recommendation of this Agreement and the Merger, WABCO shall (i) reimburse MotivePower upon demand for all MotivePower Fees and Expenses; provided, however, that WABCO shall not be obligated to reimburse MotivePower for any MotivePower Fees and Expenses in excess of $2,000,000 in the aggregate, and (ii) pay to MotivePower a termination fee of $15 million in cash within one business day after such termination.

         (d) If this Agreement is terminated pursuant to Section 7.1(e), 7.1(f) or 7.1(g), MotivePower shall (i) reimburse WABCO upon demand for all out-of-pocket fees and expenses ("WABCO Fees and Expenses") incurred or paid by or on behalf of WABCO or any Subsidiary of WABCO in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants; provided, however, that MotivePower shall not be obligated to reimburse WABCO for any WABCO Fees and Expenses in excess of $2,000,000 in the aggregate, and
(ii) pay to WABCO a termination fee of $15 million in cash within one business day after such termination.

         (e) If this Agreement is terminated pursuant to Section 7.1(d)(ii) and either (I) a Takeover Proposal with respect to MotivePower shall have been made after the date of this Agreement and prior to the MotivePower Shareholders Meeting or (II) the Board of Directors of MotivePower shall not have recommended or shall have modified in a manner materially adverse to WABCO its recommendation of this Agreement and the Merger, MotivePower shall (i) reimburse WABCO upon demand for all WABCO Fees and Expenses; provided, however, that MotivePower shall not be obligated to reimburse WABCO for any WABCO Fees and Expenses in excess of $2,000,000 in the aggregate, and (ii) pay to WABCO a termination fee of $15 million in cash within one business day after such termination.

         (f) If one party fails to promptly pay to the other any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

         Section 7.4. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of WABCO or the shareholders of MotivePower, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders or shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 7.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto contained herein, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

         Section 8.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time and except for the MotivePower Tax Certificate and WABCO Tax Certificate. The Confidentiality Agreement shall survive the execution and delivery of this Agreement but shall terminate and be of no further force and effect as of the Effective Time.

         Section 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  if to MotivePower, to

                             Two Gateway Center
                             14th Floor
                             Pittsburgh, PA  15222
                             Attention:  Chief Executive Officer
                             Facsimile No.:  (412) 201-1116

                          with copies to:

                             Doepken Keevican & Weiss
                             58th Floor, USX Tower
                             600 Grant Street
                             Pittsburgh, PA  15219-2703
                             Attention: Leo A. Keevican, Jr.
                             Facsimile No.:  (412) 355-2609

                          and

                             Sidley & Austin
                             One First National Plaza
                             Chicago, IL  60603
                             Attention:  Frederick C. Lowinger
                             Facsimile No.:  (312) 853-7036

                  (b)  if to WABCO, to:

                             1001 Air Brake Avenue
                             Wilmerding, PA  15148
                             Attention:  Chief Executive Officer
                             Facsimile No.:  (412) 825-1156

                          with copies to:

                             Reed Smith Shaw McClay
                             435 Sixth Avenue
                             Pittsburgh, PA  15219
                             Attention:  David DeNinno
                             Facsimile No.:  (412) 288-3218

                          and

                             Kirkland & Ellis
                             655 15th Street, N.W.
                             Washington, D.C.  20005
                             Attention: Jack Feder
                             Facsimile No.:  (202) 879-5200

         Section 8.3. Interpretation. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the WABCO Option Agreement and the MotivePower Option Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.12 of this Agreement and this Section 8.5, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

         Section 8.6. Governing Law. Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

         Section 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, MotivePower and WABCO have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



                                       MOTIVEPOWER INDUSTRIES, INC.


                                       By:   /s/ John C. Pope
                                          -------------------------------------
                                       Name:   John C. Pope
                                       Title:  Chairman of the Board



                                       WESTINGHOUSE AIR BRAKE COMPANY



                                       By:   /s/ William E. Kassling
                                          -------------------------------------
                                       Name:   William E. Kassling
                                       Title:  Chief Executive Officer